DATED 30 MAY 1997


                SHARE SALE AND PURCHASE AGREEMENT
                           relating to
           the acquisition of the entire issued share
                   capital of Safeline Limited




            SAFELINE HOLDING COMPANY AND          (1)
            METTLER-TOLEDO INC.
            SAFELINE LIMITED                      (2)
            EACH OF SELLERS LISTED HEREIN         (3)













                            30.05.97
                  Ref: F3345.9/CF:118430.22/klm


                        TABLE OF CONTENTS

PARTIES                                                      1

ARTICLE 1                                                    1

PURCHASE AND SALE; CLOSING                                   1

1.1  SALE AND TRANSFER OF SHARES                             1

1.2  PURCHASE PRICE                                          2

1.2A PURCHASE OF MINORITY INTERESTS                          4

1.3  CALCULATION OF STANDALONE OPERATING PROFIT              6

1.4  TIME AND PLACE OF CLOSING; CLOSING DELIVERIES           8

1.5  ADJUSTMENT OF INITIAL PURCHASE PRICE                    9

1.6  GOVERNMENT GRANTS                                       11

1.7  WAIVER BY SELLERS                                       11

ARTICLE 2                                                    11

REPRESENTATIONS AND WARRANTIES OF SELLERS OTHER THAN
  3i GROUP PLC                                               11

2.1  ORGANIZATION AND STANDING OF THE COMPANY AND EACH
     OF ITS SUBSIDIARY COMPANIES                             12

2.2  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARY
     COMPANIES                                               13

2.3  AUTHORITY                                               15

2.4  FINANCIAL STATEMENTS                                    16

2.5  MATERIAL CHANGES                                        17

2.6  PROPERTY                                                18

2.7  COMPLIANCE WITH LAW                                     19

2.8  IMPROPER PAYMENTS                                       20

2.9  TAXES                                                   20

2.10 DISPUTES                                                26

2.11 CONTRACTS                                               27

2.12 BROKER'S AND FINDER'S FEE                               29

2.13 EMPLOYEES AND EMPLOYEE BENEFITS                         30

2.14 INTELLECTUAL PROPERTY RIGHTS                            36

2.15 CONSENTS                                                39

2.16 ENVIRONMENTAL MATTERS                                   39

2.17 BOOKS AND RECORDS                                       43

2.18 BANKRUPTCY/INSOLVENCY                                   43

2.19 AFFILIATE TRANSACTIONS                                  45

2.20 INSURANCE                                               45

2.21 CUSTOMERS AND SUPPLIERS                                 46

2.22 PRODUCTS AND SERVICING                                  47

2.23 INFORMATION                                             47

2.24 RELEASES                                                47

2.25 LIMITATION OF WARRANTIES                                48

ARTICLE 3                                                    48

REPRESENTATIONS AND WARRANTIES OF 3i GROUP PLC               48

3.1  OWNERSHIP OF THE SHARES                                 48

3.2  AUTHORITY                                               48

3A   REPRESENTATIONS AND WARRANTIES OF OPTIONHOLDERS         49

3A.1 OWNERSHIP OF THE SHARES                                 49

3A.2 AUTHORITY                                               49

ARTICLE 4                                                    50

REPRESENTATIONS AND WARRANTIES OF PURCHASER                  50

4.1  ORGANIZATION AND STANDING                               50

4.2  AUTHORITY                                               50

4.3  BROKER'S AND FINDER'S FEE                               51

4.4  ACQUISITION OF SHARES                                   51

4.5  CONSENTS                                                51

4.6  BREACHES OF WARRANTY                                    51

ARTICLE 5                                                    51

CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND
  PURCHASER                                                  51

5.1  CONDUCT AND MANAGEMENT OF THE COMPANY TO MARCH
     31, 1998                                                51

5.2  EXPENSES                                                52

5.3  STAMP TAXES, DUTIES, ETC                                52

5.4  FURTHER ASSURANCES                                      52

5.5  FILINGS                                                 52

5.6  EMPLOYEE ARRANGEMENTS, ETC.                             53

5.7  NON-COMPETITION; NON-INDUCEMENT                         53

5.8  ACQUISITION OF RIGHTS TO CONFIDENTIALITY                55

5.9  U.S. FINANCIAL STATEMENTS                               55

ARTICLE 6                                                    55

TAX COVENANTS AND INDEMNITIES                                55

6.1  TAX COVENANTS                                           55

6.2  TAX INDEMNITIES                                         56

ARTICLE 7                                                    64

INDEMNIFICATION                                              64

7.1  INDEMNIFICATION BY SELLERS OTHER THAN 3i                64

7.2  INDEMNIFICATION BY 3i GROUP PLC                         65

7.3  INDEMNIFICATION BY PURCHASER                            65

7.4  LOSSES                                                  65

7.5  CLAIMS                                                  66

7.6  DATE FOR PAYMENT                                        67

7.7  LIMITATIONS ON INDEMNIFICATION                          67

ARTICLE 8                                                    72

MISCELLANEOUS                                                76

8.1  SELLERS' REPRESENTATIVE                                 76

8.2  SURVIVAL                                                78

8.2  PUBLIC DISCLOSURE                                       78

8.3  ASSIGNMENT                                              78

8.4  ENTIRE AGREEMENT                                        79

8.5  AMENDMENT AND MODIFICATION                              79

8.6  WAIVER                                                  79

8.7  COUNTERPARTS                                            79

8.8  REFERENCE                                               79

8.9  NOTICES                                                 80

8.10 GOVERNING LAW; CONSENT TO JURISDICTION                  81

8.11 GROSSING-UP OF PAYMENT                                  82

8.12 ADJUSTMENT TO PURCHASE PRICE                            82

8.13 LIMITATIONS ON THE REPRESENTATIONS AND WARRANTIES
     OF SELLERS OTHER THAN 3i GROUP PLC                      82

8.14 ILLEGALITY                                              83

8.15 SELLERS' KNOWLEDGE                                      83

8.17 SPECIFIC PERFORMANCE; REMEDIES                          84


      DATE

      30 May 1997

      PARTIES

(1) SAFELINE HOLDING COMPANY a company incorporated in England and Wales with company number 3374841 and whose registered office is at 222 Grays Inn Road, London WC1X 8HB and METTLER-TOLEDO INC., a company incorporated in Canada whose principal place of business is located in Toronto, Canada (together the "Purchaser")

(2) SAFELINE LIMITED, a company incorporated in England and Wales with company number 2261148 and whose registered office is at 510 Montford Court, Montford Street, Salford
      M5 2SN ("the Company")

(3)   EACH OF SELLERS LISTED IN EXHIBIT A HEREOF (each, a
      "Seller" and collectively, the "Sellers")

      THIS AGREEMENT OF PURCHASE AND SALE, dated 30 May, 1997 (this "Agreement"), is made and entered into by and between Safeline Holding Company and Mettler-Toledo Inc., ("Purchaser"), Safeline Limited ("the Company") and each of the holders of ordinary shares of the Company whose names are set forth on Exhibit A to this Agreement (each, a "Seller" and collectively, the "Sellers").

      WITNESSETH:

      WHEREAS, each Seller is the holder of the number of ordinary shares in the capital of the Company that are listed next to such Seller's name on Exhibit A to this Agreement, which together constitute all of the issued share capital of the Company (the "Shares");

      WHEREAS, Purchaser is willing to purchase from Sellers and Sellers are willing to sell to Purchaser, upon the terms and subject to the conditions set forth herein, all of the Shares in the proportions set out in Exhibit A; and

      WHEREAS Purchaser's obligations, covenants, representations and warranties are in each case joint and several.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

      ARTICLE 1

      PURCHASE AND SALE; CLOSING

1.1   SALE AND TRANSFER OF SHARES

      Upon the terms and subject to the conditions set forth in this Agreement, Sellers are selling the Shares to Purchaser in the proportions set out in Exhibit A with full title guarantee, free and clear of any and all Encumbrances and Shareholder Agreements (as such terms are defined in Section 2.2(a) hereof), and Purchaser is purchasing the Shares together with all dividends, benefits and other rights and privileges accruing or attaching thereto, whether accruing or attaching before or after the date of this Agreement. In exchange for the Initial Purchase Price and the Deferred Purchase Price (as defined below), Sellers are delivering to Purchaser certificates representing all of the Shares, accompanied by stock transfer forms duly executed in favour of Purchaser in accordance with Exhibit A.

1.2   PURCHASE PRICE

      (a) The aggregate consideration to be paid by Purchaser to Sellers for the Shares shall be [POUND STERLING] 61,000,000 (subject to adjustment pursuant to Section 1.5) ("the Initial Purchase Price") plus, to the extent payable in accordance with the terms of this Agreement, the amount of the Deferred Purchase Price (as defined below).

      (b)   The Initial Purchase Price shall be paid and
            satisfied by:

            (i)   the payment on the Closing Date of [POUND
                  STERLING]47,195,684 in immediately
		  available funds to Freshfields client
                  account, details of which have been
                  notified to Purchaser prior to Closing;

            (ii) the issue by Purchaser to Sellers on the Closing Date of loan notes in the form set out at Exhibit B ("Loan Notes") in the individual principal amounts set out in Exhibit A opposite Sellers' respective names together with a letter of credit in the agreed form;

            (iii) payment on the Closing Date to be made in
                  accordance with Section 1.2A(a) for the
                  purposes of the Cancellation (as defined in that Section); and

            (iv) the payment on the Closing Date of [POUND STERLING]73,155 in immediately available funds to a bank account of the Company, details of which have been notified to the Purchaser prior to Closing in satisfaction in full of the undertakings from Optionholders in their respective Notices of Exercise of Options to pay the Company on demand their respective aggregate Option exercise amounts.

      (c) Subject to sections 1.2(d), (e) and (f) and if, but only if, Standalone Operating Profit (as defined in Section 1.3) exceeds [POUND STERLING]8,000,000, but is not more than [POUND STERLING]9,500,000 then Sellers shall be entitled to receive by way of additional consideration such amount ("Deferred Purchase Price") as is equal to:

            (i) (Standalone Operating Profit for the financial year ending 31 March 1998 - [POUND STERLING]
		  8,000,000) DIVIDED BY 1,500,000 x 6,000,000;

            (ii) in the event that Standalone Operating Profit (as defined in Section 1.3) exceeds [POUND STERLING]9,500,000, then Sellers shall be entitled to receive by way of additional consideration in addition to (i) above the sum of [POUND STERLING]1 for each additional [POUND STERLING]1 million of Standalone Operating Profit above the sum of [POUND STERLING]9,500,000.

            The Deferred Purchase Price shall be paid by Purchaser to Sellers in accordance with Exhibit A.

            Subject to Section 1.3(c), the amount of the Deferred Purchase Price, if any, shall be paid by the transfer of immediately available funds by Purchaser to an account details of which will have been notified by Sellers Representative to Purchaser at least 5 business days prior to the due date for payment which payment shall constitute a good discharge to Purchaser, and the issue of Loan Notes in the agreed form by Safeline Holding Company (allocated in accordance with Exhibit A) which Loan Notes shall be supported by a letter of credit issued by any bank with a credit rating similar to that of Bank of Nova Scotia substantially in the form provided to Sellers receiving Loan Notes at Closing (except as to time and amount).

      (d) If any Seller who is an employee of the Company or the Company's Subsidiaries at the date of this Agreement is not employed (in any capacity) or retained as a consultant by the Company or the Company's Subsidiaries on March 31, 1998, such Seller shall not be entitled to receive the Deferred
            Purchase Price otherwise payable to him in accordance with this section 1.2 unless:

            (i) such Seller has resigned from his employment or consultancy with the relevant company with the prior written agreement of Purchaser or as a result of death, medical incapacity or serious illness he is not able to perform his duties; or

            (ii) such Seller has been dismissed by the relevant company acting in breach of the terms of his service agreement or his consultancy agreement.

      (e) In the event that any Seller shall not be entitled to receive any part of the Deferred Purchase Price in accordance with Section 1.2(d), that part of the Deferred Purchase Price which would have been allocated to such Seller in accordance with this
            Section 1.2 shall be reallocated amongst those of Sellers who are entitled to receive the Deferred Purchase Price in proportion to their respective entitlements.

      (f) If a claim pursuant to this Agreement is notified and is settled or otherwise finally determined in Purchaser's favour prior to the date on which payment, if any, is to be made pursuant to Section 1.3(c), Purchaser shall be entitled to deduct from the amount of the Deferred Purchase Price due to Sellers hereunder an amount equal to the amount of the liability (as so settled or determined) in or towards satisfaction of the relevant liability and where the amount retained is the full amount settled or determined, the retained amount shall be in full and final settlement of the claim in question.

      (g) Subject to the terms of this Agreement if a claim has been made which is not settled or otherwise finally determined in accordance with Section 1.2(f), Purchaser shall be entitled to withhold from the amount due to Sellers hereunder Purchaser's reasonable estimate of the amount of such claim provided that:

            (i) Purchaser shall appoint an escrow agent acceptable to Sellers' Representative acting reasonably to hold that amount in an interest bearing bank account in the joint names of Purchaser and Sellers' Representative until the claim is settled or otherwise finally determined;

            (ii) on settlement or other determination of any such claim the escrow agent will be instructed to pay Purchaser an amount equal to the amount of the liability (as so settled or determined) in or towards satisfaction of the relevant liability (if any) and otherwise (including if a claim is deemed to be withdrawn under Section 1.2(h)) to pay the balance (if any) in the escrow account to Sellers in accordance with Exhibit A (other than to Chris Sykes, Keith Ives and Ian Schofield, in respect of whom an amount equal to their aggregate pro rata entitlement to the Deferred Purchase Price (determined by reference to such balance) as notified to the escrow agent by Sellers' Representative shall be released to Purchaser who shall, immediately on receipt, satisfy their entitlement to the Deferred Purchase Price by the issue of Loan Notes which shall be supported by a letter of credit issued by any bank with a credit rating similar to that of Bank of Nova Scotia substantially in the form provided to Sellers receiving Loan Notes at Closing (except as to time and amount) in accordance with this Agreement);

            (iii) any bank or other charges arising in the escrow
                  account and all fees and expenses of the escrow agent shall be charged to the escrow account;

            (iv) any interest or profit generated from the escrow account (subject to any deduction of tax and any bank or other charges properly charged to the escrow account) shall be retained in the escrow account; and

            (v) each time any amount standing to the credit of the escrow account is paid out of that escrow account in accordance with this Article 1.2(g), it will have added to it the corresponding proportion of the interest and profits accrued to the escrow account (subject to any deductions referred to in (iii) above).

      (h) Any claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 12 months of the notification of any claim to Sellers or Sellers' Representative in accordance with this section in which event any amount withheld from the Deferred Purchase Price under Section 1.2(g) shall be immediately released by the escrow agent to Sellers for payment or satisfaction in accordance with this
            Section 1.2(g).

1.2A  PURCHASE OF MINORITY INTERESTS

      (a) [POUND STERLING]500,000 out of the Initial Purchase Price shall be paid by Purchaser on the Closing Date into a separate escrow account in the joint names of SJ Berwin & Co and Chaffe Street (together the "Escrow Agent") where the said sum shall be retained until the date on which the Cancellation (as defined below) is completed in all respects and all interest accruing thereon shall be credited to the said escrow account.

      (b) Immediately following Closing Sellers (other than 3i and Optionholders as defined in Exhibit A) agree and undertake with Purchaser to use their best endeavours to procure that the Company purchases all of the share capital of Safeline SA not at the date of this Agreement owned by the Company and procure that Safeline GmbH terminates by means of a negotiated agreement the Participation Agreement made between Safeline GmbH (1) and Dietmar Schnepel (2) (together, such repurchase and such termination the "Cancellation"). Sellers (other than 3i and Optionholders) agree and undertake with Purchaser to use their best endeavours to procure that the Companies implement an incentive scheme in favour of Yves Lepretre and Dietmar Schnepel to ensure that following the Cancellation both Yves Lepretre and Dietmar Schnepel continue to devote their full time and attention to the management of Safeline SA and Safeline GmbH respectively.

      (c) Sellers (other than 3i and the Optionholders) agree to keep Purchaser fully informed of all stages of the negotiations in connection with the Cancellation. Sellers (other than 3i and the Optionholders) agree to provide Purchaser with all correspondence, documents and other information in connection therewith. Purchaser shall be entitled to be in attendance at all meetings and in all telephone conversations that are held in connection with the Cancellation. Sellers (other than 3i and the Optionholders) shall not make any proposal, take any action or reach any agreement affecting or likely to affect any of the Companies (including for the avoidance of doubt any incentive scheme in favour of Yves Lepretre and Dietmar Schnepel as referred to
            Section 1.2A(b)) in respect of the Cancellation without the consent of Purchaser (such consent not to be unreasonably withheld or delayed).

      (d) In the event that the Cancellation has not been completed by 30 November 1997 (or such later date as Sellers and Purchaser may agree) then:

            (i) Purchaser shall take over all negotiations in connection with the Cancellation and Purchaser shall use its best endeavours to procure that the Company completes the Cancellation as soon as practicable;

            (ii) Purchaser agrees to keep Sellers (other than 3i and the Optionholders) fully informed of all stages of negotiations in connection with Cancellation. Purchaser agrees to provide Sellers (other than 3i and Optionholders) with all correspondence, documents and other information in connection therewith. Sellers (other than 3i and Optionholders) shall be entitled to be in attendance at all meetings and on all telephone conversations that are held in connection with the Cancellation. Purchaser shall not make any proposal, take any action or reach any agreement in respect of the Cancellation pursuant to which the cost of obtaining Cancellation would exceed [POUND STERLING]300,000 without the consent of Sellers (other than 3i and Optionholders), such consent not to be unreasonably withheld or delayed.

      (e) On the terms of the Cancellation being agreed, Sellers (other than Optionholders) and Purchaser shall instruct the Escrow Agent shall pay such monies to be paid to any third party in connection with or in relation to the Cancellation from the said deposit account. In addition, any reasonable costs, fees or expenses incurred by Purchaser in negotiating and agreeing the Cancellation shall also be paid to Purchaser from the escrow account.

      (f) On the day which is 10 working days after completion of the Cancellation, the escrow agent shall pay to Sellers (to be allocated in accordance with Exhibit
            A) the sum standing to the credit of the deposit account less the aggregate amount of all sums paid or to be paid by the escrow agent from the escrow account in connection with or in relation to the Cancellation including any costs, fees or expenses as set out above.

      (g) In the event that the cost of the Cancellation exceeds the sum then standing to the credit of the escrow account plus any reasonable fees, costs or expenses incurred in connection with or in relation to the Cancellation, then Sellers other than 3i and the Optionholders agree and undertake to Purchaser to pay to Purchaser such sum in excess of that amount on completion of the Cancellation.

1.3   CALCULATION OF STANDALONE OPERATING PROFIT

      Standalone Operating Profit (as defined below) shall be calculated as follows:

      (a) As promptly as practicable, and in any event within 60 days following March 31, 1998, Purchaser shall prepare and deliver to Sellers' Representative a preliminary pro forma consolidated profit and loss account of Safeline Holding Company and its subsidiaries for the 12 month period ended March 31, 1998 (the "Earn-Out Profit and Loss Statement") and a preliminary pro forma statement of consolidated standalone operating profit derived therefrom (the "Statement of Standalone Operating Profit") together with copies of all KPMG's working papers used as a basis for preparing the Earn-Out Profit and Loss Statement and Statement of Standalone Operating Profit. Both the Earn-Out Profit and Loss Statement and the Statement of Standalone Operating Profit shall be prepared in accordance with GAAP (as defined in Section 2.4(a)) applied on a basis consistent with, but subject to, the accounting principles, practices, policies, treatment and the methodology used to prepare the Balance Sheet, and also subject to the adjustments set out in Schedule 1.3, and delivered together with a certificate of KPMG addressed to Purchaser stating that the Earn-Out Profit and Loss Statement (from which the Statement of Standalone Operating Profit was derived) gives a true and fair view of the pro forma consolidated results of operations of Safeline Holding Company and its subsidiaries for the 12 month period ended
            March 31, 1998 and that the calculation of standalone operating profit as set forth on the preliminary Statement of Standalone Operating Profit conforms to this Section 1.3 and Schedule 1.3.

            As used herein, the terms "Final Earn-Out Statement" and "Final Earn-Out Profit and Loss Statement" mean the Statement of Standalone Operating Profit and the Earn-Out Profit and Loss Statement if such statements are not subject to an Accounting Dispute (as defined below) or, if such statements are subject to an Accounting Dispute, the Statement of Standalone Operating Profit and Earn-Out Profit and Loss Statement as adjusted and as agreed to by the parties or as prepared by the Arbiter (as defined in Section 1.3(b)) taking into account all items that are not subject to an Accounting Dispute and those Disputed Items (as defined in Section 1.3(b)) resolved by the parties pursuant to Section 1.3(b) hereof or by the Arbiter appointed pursuant to Section 1.3(b).

      (b) Sellers' Representative may dispute the Statement of Standalone Operating Profit or the Earn-Out Profit and Loss Statement (an "Accounting Dispute") by identifying to Purchaser each item (the "Disputed Item") in such Accounting Dispute (specifying in writing the amount in dispute and setting forth, in reasonable detail, the basis for such dispute) within 45 days after receipt by it of such statement and account. In the event of an Accounting Dispute, the parties together with KPMG and Arthur Andersen shall attempt to reconcile each Disputed Item, and any resolution by them recorded in writing as to each Disputed Item shall be final, binding and conclusive on them. If the parties are unable to resolve all of the Disputed Items within ten Business Days after Purchaser's receipt of written notice of an Accounting Dispute, Purchaser and Sellers' Representative shall submit the unresolved Disputed Items for resolution to an accounting firm of international reputation that has not rendered, directly or indirectly, any significant amount of services for Purchaser, AEA or any member of the Mettler-Toledo group, Sellers or the Companies within the preceding two years (the "Arbiter"), which firm shall be mutually designated by Purchaser and Sellers' Representative within 20 Business Days after Purchaser's receipt of written notice of the Accounting Dispute (if it has not by that time been resolved) or, in the absence of such designation, appointed on the application of either Purchaser or Sellers' Representative by the President of the Institute of Chartered Accountants in England and Wales. Sellers, Purchaser, KPMG and Arthur Andersen shall have the right to make written representations to the Arbiter and shall in any event provide the Arbiter with copies of Section 1.3 of this Agreement and Schedule 1.3. The Arbiter shall, within twenty Business Days after such submission, prepare the Final Earn-Out Profit and Loss Statement and the Final Earn-Out Statement and report to Purchaser and Sellers' Representative upon the resolution of the Disputed Items submitted to it, and the resulting Final Earn-Out Profit and Loss Statement and Final Earn-Out Statement shall save in the case of manifest error be final, binding and conclusive on Purchaser and Sellers and shall reflect any changes that were made to the Earn-Out Profit and Loss Statement and/or the Statement of Standalone Operating Profit as a result of changes agreed to by Purchaser, Sellers' Representative, Arthur Andersen and KPMG. The fees and disbursements of the Arbiter shall be allocated between Purchaser and Sellers in the same proportion that the aggregate amount of the Disputed Items submitted to the Arbiter that are unsuccessfully disputed by each party (as finally determined by the Arbiter) bear to the total amount of such remaining Disputed Items submitted to the Arbiter. In acting under this Section 1.3(b), the Arbiter shall be entitled to the privileges and immunities of arbitrators.

      (c) Any payment owing by Purchaser to Sellers in accordance with Section 1.2(c) shall be made as follows:

            (i) if Sellers do not assert an Accounting Dispute such payment (if any) shall be made on the third Business Day after the earlier of the day on which Sellers' Representative notifies Purchaser in writing that Sellers do not assert an Accounting Dispute and the day which is 45 days after receipt by Sellers' Representative of the Statement of Standalone Operating Profit; or

            (ii) in the event of an Accounting Dispute, such payment shall be made on the third Business Day after the earlier of the day on which Sellers' Representative and Purchaser agree as to a Final Earn-Out Profit and Loss Statement and Final Earn-Out Statement or the Arbiter renders its final decision in accordance with Section 1.3(b) with respect to the Final Earn-Out Profit and Loss Statement and Final Earn-Out Statement;

            and shall be satisfied in accordance with Article 1.2(c) or, in respect of Chris Sykes, Keith Ives and Ian Schofield, by the issue of Loan Notes which shall be supported by a letter of credit substantially in the form provided to Sellers at Closing in respect of the whole of the Deferred Purchase Price due to them.

            Purchaser shall cause the Company to give reasonable access to the Books and Records (as defined in Section 2.4(e)) of the Companies to Sellers and Arthur Andersen in order to permit them to review the Statement of Standalone Operating Profit and the Earn Out Profit and Loss Statement.

            As used herein, the term "Business Day" shall mean any day excluding Saturday, Sunday and any day on which banks in the State of New York or in London are authorized or required by Law (as defined in Section 2.3) or other governmental action to close or are not open for normal banking business.

1.4   TIME AND PLACE OF CLOSING; CLOSING DELIVERIES

      (a) Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") has taken place at the offices of S J Berwin & Co, 222 Grays Inn Road, London WC1X 8HB as of the date hereof (the "Closing Date").

      (b) Immediately prior to Closing, Sellers and the Company delivered to Purchaser the documents listed in
            Schedule 1.4(b).

1.5   ADJUSTMENT OF INITIAL PURCHASE PRICE

      (a) Notwithstanding anything in Section 1.2 to the contrary, the amount of the Initial Purchase Price shall be subject to adjustment after the Closing by the amount, if any, by which Working Capital (as defined below) at the close of business on the Closing Date is either greater or less than [POUND STERLING]4,000,000. In the event that Working Capital exceeds [POUND STERLING]4,000,000 the amount of the Initial Purchase Price shall be increased by an amount equal to the excess and in the event that Working Capital is less than [POUND STERLING]4,000,000 the amount of the Initial Purchase Price shall be reduced by an amount equal to the shortfall. As used herein, the term "Working Capital" means the excess of the consolidated current assets of the Company and its subsidiaries (as shown in the Final Closing Statement) over the consolidated current liabilities (but excluding all accrued but unpaid UK and US corporation taxes including for the avoidance of doubt UK advanced corporation tax payable) of the Company and its subsidiaries (as shown in the Final Closing Statement) at the close of business on the Closing Date, each determined in accordance with GAAP applied on a basis consistent with, but subject to the accounting principles, practises, policies, treatments and the methodology used to prepare the Balance Sheet and also subject to the principles and other matters set forth in
            Schedule 1.5(a).

      (b) As promptly as practicable, and in any event within 60 days following the Closing Date, Sellers shall prepare and deliver to Purchaser a preliminary consolidated balance sheet of the Company as of the close of business on the Closing Date (the "Closing Balance Sheet") and a preliminary statement of consolidated Working Capital (the "Statement of Working Capital") derived therefrom, both of which shall be delivered together with a certificate of Arthur Andersen addressed to Sellers stating that the Closing Balance Sheet (from which the Statement of Working Capital was derived) gives a true and fair view of the consolidated financial position of the Company at the close of business on the Closing Date in accordance with GAAP applied on a basis consistent with but subject to the accounting principles, practises, policies, treatments and the methodology used to prepare the Balance Sheet and also subject to the principles and other matters set forth in Schedule 1.5(a) and that the calculation of working capital in the Statement of Working Capital conforms to this Section 1.5 and Schedule 1.5(a).
            The statements and certificate delivered pursuant to the preceding sentence shall be accompanied by copies of all Arthur Andersen's working papers used as a basis for the Statement of Working Capital.
            Purchaser shall cause the Company to give reasonable access to the Books and Records (as defined in Section 2.4(e)) of the Companies to Sellers and Arthur Andersen in order to permit them to prepare such Closing Balance Sheet and Statement of Working Capital and deliver the certificate of Arthur Andersen.

            As used herein, the terms "Final Closing Statement" and "Final Closing Balance Sheet" mean the Statement of Working Capital and the Closing Balance Sheet if such statements are not subject to an Accounting Dispute (as defined below) or, if such statements are subject to a Working Capital Dispute, the Statement of Working Capital and Closing Balance Sheet as adjusted and as agreed to by the parties or as prepared by the Working Capital Arbiter (as defined in Section 1.5(c)) taking into account all items that are not subject to a Working Capital Dispute and those Working Capital Disputed Items (as defined in
            Section 1.5(c)) resolved by the parties pursuant to
            Section 1.5(c) hereof or by the Working Capital Arbiter pursuant to Section 1.5(c).

      (c) Purchaser may dispute the Statement of Working Capital or the Closing Balance Sheet (a "Working Capital Dispute") by identifying to Sellers' Representative each item (the "Working Capital Disputed Item") in such Working Capital Dispute (specifying in writing the amount in dispute and setting forth, in reasonable detail, the basis for such dispute) within 45 days after receipt by it of such statement and balance sheet. In the event of a Working Capital Dispute, the parties together with KPMG and Arthur Andersen shall attempt to reconcile each Working Capital Disputed Item, and any resolution by them as to each Working Capital Disputed Item shall be final, binding and conclusive on them. If the parties are unable to resolve all of the Working Capital Disputed Items within ten Business Days after Sellers' Representative's receipt of written notice thereof, Purchaser and Sellers' Representative shall submit the unresolved Working Capital Disputed Items for resolution to an accounting firm of international reputation that has not rendered, directly or indirectly, any significant amount of services for Purchaser, AEA or any member of the Mettler-Toledo group, Sellers or the Companies within the preceding two years (the "Working Capital Arbiter"), which firm shall be mutually designated by Purchaser and Sellers' Representative within 20 Business Days after Sellers' Representative's receipt of written notice of the Working Capital Dispute (if it has not by that time been resolved) or, in the absence of such designation, appointed on the application of either Purchaser or Sellers' Representative by the President of the Institute of Chartered Accountants in England and Wales. Sellers, Purchaser, KPMG and Arthur Andersen shall have the right to make written representations to the Working Capital Arbiter and in any event shall provide it with a copy of Section 1.5 of this Agreement and
            Schedule 1.5. The Working Capital Arbiter shall, within twenty Business Days after such submission, prepare the Final Closing Balance Sheet and the Final Closing Statement and report to Purchaser and Sellers' Representative upon the resolution of the Disputed Items submitted to it, and the resulting Final Closing Balance Sheet and Final Closing Statement shall save in the case of manifest error be final, binding and conclusive on Purchaser and Sellers and shall reflect any changes that were made to the Closing Balance Sheet and/or the Statement of Working Capital as a result of changes agreed to by Purchaser and Sellers' Representative. The fees and disbursements of the Working Capital Arbiter shall be allocated between Purchaser and Sellers in the same proportion that the aggregate amount of the Working Capital Disputed Items submitted to the Working Capital Arbiter that are unsuccessfully disputed by each party (as finally determined by the Working Capital Arbiter) bear to the total amount of such remaining Working Capital Disputed Items submitted to the Working Capital Arbiter. In acting under this
            Section 1.5(c), the Working Capital Arbiter shall be entitled to the privileges and immunities of arbitrators.

      (d) Any payment owing by Sellers to Purchaser or by Purchaser to Sellers pursuant to this Section 1.5 shall be made by wire transfer of immediately available funds to an account designated by Purchaser
            or by Sellers' Representative (as appropriate).   If
            Purchaser does not assert a Working Capital Dispute such payment shall be made on the third Business Day after the earlier of the day on which Purchaser notifies Sellers' Representative in writing that Purchaser does not assert a Working Capital Dispute and the day which is 45 Days after receipt by Purchaser of the Statement of Working Capital. In the event of a Working Capital Dispute, such payment shall be made on the third Business Day after the earlier of the day on which Sellers' Representative and Purchaser agree as to a Final Closing Balance Sheet and Final Closing Statement or the Working Capital Arbiter in accordance with Section 1.5(c) above renders its final decision with respect to the Final Closing Balance Sheet and Final Closing Statement.

1.6   GOVERNMENT GRANTS

      In the event that the Company is obligated to repay any or all government grants received on or prior to the Balance Sheet Date as a result of the transactions contemplated herein Sellers (other than 3i Group plc and 3i plc (together "3i") and those Sellers who were formerly optionholders, whose names are listed in Part 2 of Exhibit A ("Optionholders")) shall, within 30 days of receipt of notice from the Company of any such repayment, reimburse the Company for the full amount of such repayment.

1.7   WAIVER BY SELLERS

      Each Seller hereby waives and releases any rights of pre-emption over or in respect of the Shares existing under the Articles of Association of the Company or otherwise.

      ARTICLE 2

      REPRESENTATIONS AND WARRANTIES OF SELLERS OTHER THAN 3I AND
      OPTIONHOLDERS

      Each Seller other than 3i and Optionholders (and references in this Article 2 to "Seller" or "Sellers" shall be construed accordingly):

      (a) acknowledges that Purchaser has been induced to enter into this Agreement and to purchase the Shares on the basis of the representations and warranties set out in this Article 2;

      (b) acknowledges and agrees that each such representation and warranty is a separate and independent representation, warranty and undertaking, and that no representation or warranty shall be limited by reference to any other representation or warranty or by any other term of this Agreement;

      (c) acknowledges and agrees that the rights and remedies of Purchaser in respect of any breach of representation or warranty shall not be affected by Closing, by any investigation made by or on behalf of Purchaser into the affairs of the Company and its subsidiaries or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific duly authorised written waiver or release or except as otherwise provided for in this Agreement;

      (d) acknowledges and agrees that for the purpose of each representation and warranty set forth herein, references to "the Company" shall save where the context otherwise requires be deemed to extend both to the Company and to each of the Subsidiary Companies (as defined in Section 2.1(a)) to the effect that each of the warranty statements shall be deemed to be repeated in respect of each of the Subsidiary Companies as though the expression "the Company" has been replaced by the name of the subsidiary concerned throughout; and

      (e) hereby (except where expressly stated otherwise) jointly and severally represents and warrants as follows:

2.1   ORGANIZATION AND STANDING OF THE COMPANY AND EACH OF ITS
      SUBSIDIARY COMPANIES

      (a) The Company and each of the Company's subsidiaries (those subsidiaries being: (i) Safeline Inc., (ii) Safeline S.A., (iii) Safeline GmbH and (v) Safeline Executive Share Option Scheme Trustee Limited (each individually a "Subsidiary Company" and, collectively, the "Subsidiary Companies")) are limited liability corporations duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation. Schedule 2.1(a) specifically sets forth accurate details of the Companies and of all branches, establishments and offices maintained by each of the Companies, stating its jurisdiction of incorporation and including a summary description of its business activities. Each of the Companies has the requisite corporate power to own or lease and operate the properties and assets that it respectively owns or holds under lease and to carry on its respective businesses as presently conducted. Each of the Companies is duly qualified to do business in all jurisdictions where the nature of the properties owned or leased by it or the activities conducted by it make such qualification necessary, except where the failure to be so qualified would not have individually, or in the aggregate, a Material Adverse Effect (as defined below). All documents required by law to be filed with the appropriate Authority (as hereinafter defined) in respect of each of the Companies have been properly and duly filed except where the failure to do so would not have individually, or in the aggregate, a Material Adverse Effect. Sellers have previously delivered to Purchaser true and complete certified copies of each of the Companies' Memorandum and Articles of Association (or other equivalent constituent documents) having attached to them all documents required by law to be attached to them, as currently in effect and such Memorandum and Articles (or other equivalent constituent documents) set forth all rights attaching to the share capital of the Company or the relevant Subsidiary Company (as appropriate). All material agreements and documents (including without limitation title deeds, share certificates, agreements, accounts, books, records and ledgers) owned by and which ought reasonably to be in the possession of any of the Companies are in the possession of the Companies or under the Companies' control. The Companies do not trade nor have they traded under any names other than their full corporate names (or a similar name or an abbreviated name), and no action has been taken against any of the Companies under Section 28 of the Companies Act 1985, as amended, or the equivalent legislation in each of the Companies' respective jurisdiction of incorporation and so far as Sellers are aware there are no circumstances by which any of the Companies may become obligated to change its name or trade under a different name.

                  As used herein, the term "Authority" means any
            supranational, national, provincial or local government or any governmental, judicial, taxation, regulatory, public or self-regulatory agency, authority, bureau or commission (excluding HM Land
            Registry).

            As used herein, the term "Companies Acts" shall mean the Companies Acts 1985 and 1989, the Companies Consolidation (Consequential Provisions) Act 1985 and the Company Directors Disqualifications Act 1986 and all regulations made under any of the foregoing prior to the date of this Agreement.

            As used herein, the term "Material Adverse Effect" means an adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), prospects, operations or results of operations of any of the Companies that is material to the Company individually or the Companies taken as a whole.

      (b) The only directors of the Companies are the persons listed in Schedule 2.1(b). No person is a shadow director (as defined in the Companies Acts) or a de facto director of any of the Companies.

      (c) Safeline do Brasil Limitada is a limited liability corporation duly incorporated and validly existing under the laws of Brazil the entire issued share capital of which corporation is wholly beneficially owned by the Company. Since the date of its incorporation Safeline do Brazil Ltda has not carried on any trade, business or other activity and has not incurred any liability of whatever nature save for a lease details of which are set out at point 3, Safeline Brazil, disclosure file 12.

2.2   CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARY COMPANIES

      (a) Schedule 2.2(a) sets forth (i) the authorized share capital of the Company and (ii) the number of the issued and allotted shares of the Company and the holders thereof. All of the issued and allotted shares of the Company have been duly authorized and validly issued, are fully paid (or credited as fully paid) and, in the case of Safeline Inc. non-assessable and are save for those Shares held by the Trustees and 3i plc and in relation to Safeline SA, the shares owned by Yves Lepretre), owned beneficially by and are registered in the Register of Members of the Company in the names of Sellers, free and clear of any liens, claims, charges, security interests, pledges, mortgages, rights of final approval, rights of set off, preemptive rights, options trust arrangements or other encumbrances of any character whatsoever (whether arising from contract or corporate law or otherwise (collectively, "Encumbrances") or any shareholder agreements, voting agreements, proxies or similar agreements (collectively, "Shareholder Agreements"). Those Shares held by the Trustees are owned legally by the Trustees subject only to the terms of the Trusts (as defined in Exhibit A) but otherwise free from any Encumbrance or Shareholder Agreements.

      (b) Schedule 2.2(b) sets forth (i) the authorized share capital of each Subsidiary Company and (ii) the number of issued and allotted shares of such Subsidiary Company and the ownership thereof. All of the issued and allotted shares of each class of share capital of each Subsidiary Company have been duly authorized and validly issued, are fully paid and in the case of Safeline Inc. non-assessable and are except as noted in Schedule 2.2(b) owned beneficially by the Company (directly or through one or more Subsidiary Companies), free and clear of any Encumbrances or Shareholder Agreements. Except only as specifically set forth on Schedule 2.2(b), the Subsidiary Companies are the only companies, corporations, partnerships, trusts or unincorporated organizations (x) in which the Company, directly or indirectly, owns, beneficially or of record, or ever has owned beneficially or of record, any equity interest or any notes, debentures, loan stock or other debt security or other indebtedness; (y) which the Company, directly or indirectly, controls or ever has controlled, the composition of the board of directors or (z) which are or ever have been, "subsidiary undertakings" of the Company (as such expression is defined in the Companies Acts).

      (c) There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity or other security of any description of any of the Companies and no outstanding options, warrants or other agreements or commitments that relate to, or require the issuance, sale or other disposition of, any equity or other securities of any description of any of the Companies.

      (d) Except as set forth in Schedule 2.2(d) neither the Company nor any Subsidiary Company has at any time
            (i) repaid, redeemed or purchased or agreed to repay, redeem or purchase any shares of any class of its respective issued share capital or otherwise reduced or agreed to reduce its respective issued share capital or any class thereof; or (ii) directly or indirectly provided any financial assistance (as defined in Section 151 of the Companies Act 1985, as amended or any equivalent statutory provision under the Companies jurisdiction of incorporation) for the purpose of the acquisition of shares of any of the Companies or for the purpose of reducing or discharging any liability incurred in any such acquisition, whether pursuant to Section 155 of the Companies Act 1985, as amended or otherwise; or (iii) capitalized or agreed to capitalize, in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description, or passed or agreed to pass any resolution to do so; or (iv) advanced any loan or borrowed any amount or issued any share, debenture or other security in a manner giving rise to a distribution or deemed distribution or made any other distribution (whether of income or capital) except dividends shown in its audited accounts; or (v) paid or (in circumstances in which it may be required to repay all or part of the same by virtue of Section 277 of the Companies Act or otherwise or any equivalent statutory provision under the Companies jurisdiction of incorporation) received any dividend or other distribution paid in breach of that Act. The Companies do not have outstanding, nor have they agreed to create or issue, any loan capital, and none of the Companies is in breach of the borrowing powers set out in its Articles of Association (or equivalent constituent documents), if any.

2.3   AUTHORITY

      (a) Each Seller has all requisite legal right, power and authority to execute and deliver this Agreement and all documents ancillary hereto which are referred to in this Agreement and to perform his or its obligations hereunder and thereunder and such documents have been duly and validly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against him or it, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (b) Except only as specifically set forth in Schedule 2.3(b), the execution and delivery by each of Sellers of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination under, any agreement, binding obligation or binding commitment to which any of the Companies is a party or bound (including, without limitation, the Contracts (as defined in Section 2.11 hereof)), except where the violation, conflict, breach, default or termination would not have individually, or in the aggregate, a Material Adverse Effect, (ii) violate or result in the loss of any benefit under any provision of any applicable Law to which any of the Companies is subject, except where the violation or loss would not have individually, or in the aggregate, a Material Adverse Effect, (iii) violate or result in the loss of any benefit under any order, judgment or decree applicable to any of the Companies or (iv) conflict with, or result in a breach of or default under, any term or condition of the Memorandum or Articles of Association (or other constituent documents) of any of the Companies.

            As used herein, the term "Law" means any treaty, law, statute, directive, rule, ordinance or regulation or delegated legislation of any Authority in force at the date of this Agreement.

      (c)   Except only as specifically set forth in Schedule

            2.3(c), no consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Authority is required to be obtained or made by any Seller or any of the Companies in connection with the execution, delivery and performance of the transactions contemplated by this Agreement or for the continuation by the Companies and Purchaser of the respective businesses of any of the Companies after the Closing Date in the same manner as presently conducted.

      (d) So far as Sellers are aware each of the Company and Sellers have made all filings or submissions that are required to be made by it or them, as the case may be, in order to obtain any Governmental Approval.
            For the purposes of this Agreement, the term
            "Governmental Approval" shall mean any approval, consent, license, clearance, exemption, waiver or registration of or with any Authority necessary or appropriate in order to lawfully consummate the transactions contemplated hereby, including without limitation the Governmental Approvals to be or which may be obtained from the United Kingdom Director General of Fair Trading, the United States Department of Justice and all other jurisdictions in respect of antitrust issues and each of the Governmental Approvals set forth in Schedule 2.3(c) and Schedule 4.5.

2.4   FINANCIAL STATEMENTS

      (a) Sellers have delivered to Purchaser true and complete copies of (i) the audited consolidated and unconsolidated balance sheets of the Company as at March 31, 1997, March 31, 1996, March 31, 1995 and
            March 31, 1994, together with the audited consolidated profit and loss account, the audited statements of consolidated cash flows, the audited statement of consolidated total recognized gains and losses for the periods ended on such dates and the notes to such audited consolidated and unconsolidated accounts. The foregoing financial statements are herein referred to as the "Financial Statements"; and the consolidated balance sheet included in the Financial Statements for the period ended on March 31, 1997 (the "Balance Sheet Date") is herein referred to as the "Balance Sheet". The Financial Statements have been prepared in accordance with GAAP (as defined below), consistently applied and give a true and fair view of the state of affairs and the financial position of the Company or Companies (as the case may be) and of the Companies' profits and losses, cash flows and recognized gains and losses as at the dates and for the periods concerned. The profits and losses reflected in the Financial Statements in any one period have not been affected to a material extent (except as disclosed in the footnotes thereto or Schedule 2.4(a) hereto) by any extraordinary, nonrecurring, exceptional or unusual item, event or circumstance or by any other factor rendering such profits or losses unusually high or low.

            As used herein, the term "GAAP" means generally-accepted accounting principles in the United Kingdom (including all applicable requirements of the Companies Acts and Statements of Standard Accounting Practice and Financial Reporting Standards published by the former Accounting Standards Committee or the present Accounting Standards Board, UITF Abstracts.

      (b) The Company does not have any liabilities or obligations of any kind which (i) are not reflected (as to amount and description) as liabilities or reserved for in the Balance Sheet, (ii) were incurred after the Balance Sheet Date otherwise than in the ordinary course consistent with the normal business practices of the Companies or which would have individually, or in the aggregate, a Material Adverse Effect, or (iii) are not specifically disclosed in a Schedule hereto or in the Disclosure Documents; and for the avoidance of any doubt Sellers confirm that the Company does not have any outstanding loans, borrowings, loan stock, loan notes, quasi-loans, any nil or partly paid issued share capital or any other debt or debt security.

      (c) The inventories of the Companies as reflected in the Balance Sheet or acquired after the Balance Sheet Date consist only of items of merchantable quality, usable and saleable in the ordinary course of the Companies' businesses at regular prices, and which are, so far as Sellers are aware, valued in accordance with SSAP 9 at the lower of cost and net realisable value, and adequate reserves having been provided therefor in accordance with the accounting policies, principles, practises and methodologies in compliance with GAAP subject to being consistent with those used in preparing the financial statements and taking into account the quantity of such items.

      (d) The accounts receivable of the Companies as reflected in the Balance Sheet or acquired after the Balance Sheet Date: (i) arose from bona fide sales of goods or services in the ordinary course consistent with the normal business practices of the Companies; (ii) are owned by the Companies free and clear of any Encumbrances, and have not been assigned, transferred, factored or otherwise disposed of; (iii) are properly reflected in the Balance Sheet or, with respect to accounts receivable created on or after the Balance Sheet Date, are properly reflected in the relevant Books and Records (as defined below); and
            (iv) are so far as Sellers are aware collectible and have been or so far as Sellers are aware will be collected at their face amounts, less any reserve applicable to such accounts receivable properly reflected in the Balance Sheet or with respect to accounts receivable created on or after the Balance Sheet Date properly reflected in the Books and Records, within six months after the respective dates on which such accounts receivable were created.

      As used herein, the term "Books and Records" means the originals of all books (including statutory books), records, files, plans, blueprints, drawings, designs, specifications, customer lists, supplier lists, credit information, business records and plans, studies, surveys, reports, correspondence, sales and other selling materials, computer software, books of account and accounting and operational records and other data used or held for use by the Companies.

2.5   MATERIAL CHANGES

      Since the Balance Sheet Date, (a) the Companies have conducted their respective businesses in the ordinary course consistent with the normal business practices of the Companies, (b) no event has occurred that could reasonably be expected to have a Material Adverse Effect, and (c) no liability for any Tax other than the advanced corporation tax referred to in (w) below has arisen other than liabilities for Taxes incurred in the ordinary course of business. In addition, since the Balance Sheet Date, (u) other than in the ordinary course of the Companies' business(es), none of the Companies has paid any bonus or management fee, (w) none of the Companies has paid or declared any dividend, bonus, management fee or other actual or deemed distribution or agreed to do any of the foregoing other than the dividends paid by the Company on 3 April 1997 amounting in aggregate to [POUND STERLING]2.1 million (net of tax credit); (x) except as set forth in
      Schedule 2.5(x) none of the Companies has granted any increase in employee compensation or any increase in any benefits otherwise due under any Employment Agreement, Employee Plan (as such terms are defined in Section 2.13(d) hereof) or otherwise or has accelerated the time of vesting of any such benefits; (y) except as set forth in Schedule 2.5(y) no donation or covenant for charitable or political purposes or any ex gratia payment has been made or agreed to be made by any of the Companies; and (z) except as set forth in
      Schedule 2.5(z) no repayment or waiver of repayment of any loan or part of a loan (save as expressly required by this Agreement) has been made by or in favour of any of the Companies.

2.6   PROPERTY

      (a) Schedule 2.6(a) sets forth a complete list of all of the real property (as defined below), owned or used or held for use by the Companies (the "Real Property") (and the owner or lessor thereof), and setting forth where such property is located, the relevant Company, and whether, in the case of Real Property located in the United Kingdom, the relevant company's title is registered at H.M. Land Registry. The particulars of the Real Properties specified in
            Schedule 2.6(a) are true and accurate in all respects. None of the Companies has entered into any agreement for the purchase of any interest in any real property other than a Real Property. There is no actual or contingent liability on the part of any of the Companies arising directly or indirectly out of any lease, agreement for lease, conveyance or licence or other deed, including any actual or contingent liability, arising directly or indirectly out of any estate or interest previously held by any of the Companies as an original lessee, sublessee, guarantor or surety except where any liability thereunder would not have individually, or in the aggregate, a Material Adverse Effect.

            As used herein, the term "real property" means, irrespective of location, all real property (including any part or parts thereof) together with
            (i) all buildings, facilities and other structures and improvements thereon, (ii) all rights, privileges, hereditaments and appurtenances appertaining thereto or to any such buildings, facilities or other structures or improvements, and
            (iii) to the extent constituting real property under applicable law, all fixtures, installations, machinery, equipment and other property attached thereto or located thereon.

      (b) Each of the Companies has in its possession or under its control all deeds and documents relating to the Real Properties necessary to constitute proper title to each of the Real Properties, copies of such deeds and documents being contained in Schedule 2.6(c). All such deeds and documents have been properly stamped and produced. Where the title to any of the Real Properties is, or is required to be, registered at H.M. Land Registry it is so registered with Title Absolute.

      (c) The replies to general enquiries and supplemental enquiries raised by Purchaser's solicitors, copies of which are contained in Schedule 2.6(c), are true and accurate in all respects and have been given after due and diligent enquiry by Sellers.

      (d) No lease under which the Companies hold any of the leasehold Real Properties outside the United Kingdom:

            (i) contains rent review provisions the operation of which would or may result in more than a current market rent being payable for that Real
                  Property;

            (ii) contains any provision enabling the landlord to terminate the lease prior to the term determination date.

      (e) In relation to the Real Property outside the United Kingdom the Companies are not engaged in any negotiation for review of the rent payable under any lease under which they hold any of the leasehold Real Properties, no such negotiations have been concluded changing the rent from that specified in Schedule 2.6(a) and there are no rent reviews capable of being implemented by the landlord in respect of the period prior to completion.

      (f) All buildings and structures owned, operated, or leased by any of the Companies are in good condition and repair in all material respects, free of any material structural or engineering defect, are suitable for the conduct of the respective businesses of the Companies as presently conducted and as presently proposed to be conducted, do not require any maintenance or repairs except for any repairs and maintenance which would not have individually, or in the aggregate, a Material Adverse Effect and do not constitute a risk to health and safety.

      (g) Each of the Companies has complied with its obligations imposed on it by the leases of these Real
            Properties which are leasehold and with the provisions of any planning permission or other consents necessary for the operation of the respective businesses of the Companies or the lawful occupant of the Real Properties.

      (h) In respect of the Real Property situated at Units 500, 510, 520 and 530 Montford Court, Montford Street, Salford only Sellers agree to indemnify Purchaser if an enforcement notice is served because there has been a change of use of any of these properties (prior to the date of this Agreement) without planning permission, against all costs connected with the challenging of such notice and obtaining retrospective planning consent and for the relocation of the Company and its business which uses the premises which are the subject of such enforcement notice, if retrospective planning consent can not be obtained.


2.7   COMPLIANCE WITH LAW

      (a) Except only as specifically set forth in Schedule 2.7, each of the Companies is and has been in compliance with all applicable Laws except where the failure to comply would not have individually, or in the aggregate, a Material Adverse Effect. No investigation is pending or, to the knowledge of any Seller, threatened by any Authority with respect to any violation by any of the Companies of any such Law. The Companies are not in a dominant position in any market in any part of the European Economic Community for the purpose of Article 86 of the Treaty of Rome and none of the Companies is a party to any agreement, arrangement or activity which has been or should be notified to the Commission of the European Community for an exemption or in respect of which an application has been or should be made to the said Commission for negative clearance.

      (b) The inventories of the Companies are in all material respects properly stored by the Companies in compliance with applicable laws (including, without limitation, any laws and regulations with respect to contents, packaging or labelling) and the physical storage requirements for such inventories.

2.8   IMPROPER PAYMENTS

      Each of Sellers, their respective Affiliates (as defined in Section 2.19), the Companies, and their respective Employees, agents, representatives and other Persons associated with or acting on behalf of any of them, has not so far as Sellers are aware used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or so far as Sellers are aware made any unlawful expenditures relating to, any political activity, or so far as Sellers are aware made any direct or indirect unlawful payments to government officials or others.

2.9   TAXES

      Except only as specifically set forth in Schedule 2.9:

      (a) All Returns which were required to be filed with respect to the Companies have been timely filed, were correct and complete in all material respects and have been prepared on a proper and consistent basis; provided, however that for the avoidance of doubt a return shall not be complete and accurate in all material respects if a liability to pay penalties or interest could arise or be increased as a result of any omission or inaccuracy in relation to such return or if such omission or inaccuracy could give rise to any uncertainty concerning the present or future liability to Tax of any of the Companies.

            As used herein, the term "Returns" means all returns, reports, estimates, declarations, information returns and statements of any nature with respect to Taxes, including, without limitation, corporation tax returns and computations required to be filed by and with respect to any of the Companies and declarations of estimated tax and tax reports required to be filed by or with respect to the Companies or their respective income, properties or operations.

            As used herein, the term "Tax" or "Taxes" means any national, federal, provincial, state, municipal, local or foreign taxes, duties or levies charged in respect of income, gross receipts, value-added, profits, severance, capital, net worth, distributions (whether hidden or not), franchise, license, transfer, stamp or stamp duty reserve, sales, turnover, use, payroll, employment, any profit-related pay schemes withholding, social security, national insurance, workers and unemployment compensation, property (real or personal), gains, occupation, excise and all other similar taxes, assessments, customs, duties, charges and fees (including interest, fines, penalties or additions to such taxes and any interest in respect of such penalties or additions) applicable to (or subject to withholding by) any of the Companies, or on a consolidated basis, all or any combination of the Companies, and shall in the United Kingdom include (but without limitation) advance corporation tax, any amounts payable pursuant to Section 350,
            Section 419 or Section 601 of the Taxes Act and input tax within the meaning of Section 24 of the VAT Act but shall exclude uniform business rates payable in respect of Real Property.

            As used herein, the term "Taxes Act" means the United
            Kingdom Income and Corporation Taxes Act 1988.

            As used herein, the term "VAT Act" means the United
            Kingdom Value Added Tax Act 1994.

      (b) Each of the Companies has paid all Taxes which it is required to pay on or before the Closing Date. The
            Companies are not liable for any interest, penalties, fines or surcharges in relation to any Tax.

      (c) The Balance Sheet makes proper provision for deferred taxation in accordance with GAAP and SSAP 15, and no transfer from or reduction to the deferred taxation account or any other reserve in respect of deferred taxation has been made or will have been made by any of the Companies on or before the Closing Date.

      (d) There are no pending requests for rulings, clearances or consents from any Taxing Authority (as defined below), no outstanding subpoenas or requests for information by any Taxing Authority with respect to any Returns or Taxes, and so far as Sellers are aware no proposed reassessments by any Taxing Authority of any property owned or leased by any of the Companies.

            As used herein, the term "Taxing Authority" means any national, federal, provincial, state municipal, local or foreign government or any authority, agency, body or official empowered to levy or collect any Tax.

      (e) With the sole exception of the U.S. federal income tax returns of the Companies, which U.S. federal income tax returns have never been examined by the U.S. Internal Revenue Service, the Income Tax Returns of the Companies have been examined by and agreed with the relevant Taxing Authorities, or the period covered by such Returns has been closed by an applicable statute of limitations, for the periods set forth on Schedule 2.9.

            As used herein, the terms "Income Tax" or "Income Taxes" mean any Tax (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds, or profits (including, but not limited to, any corporation Taxes, capital gains Taxes, real property gains Tax, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, value-added, severance, production, extraction, federal royalty, real or personal property transfer, stamp or other similar Taxes) or
            (ii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes) if one or more of the bases on which such Tax may be based, measured by, or calculated with respect to is described in (i) above.

      (f) There are no agreements in effect, whether written or oral, to extend (i) the time to file any Return of or relating to any of the Companies, or (ii) the period of limitations for the assessment or collection of any Taxes for which any of the Companies would be liable.

      (g) All deficiencies of Taxes asserted or proposed in writing or, to the knowledge of any Seller, otherwise asserted, proposed or threatened, with respect to any of the Companies as a result of any profit-related pay scheme or any audit, examination, investigation or similar proceeding by any Taxing Authority have been paid or adequate provision therefor has been made in the Balance Sheet.

      (h) There is no pending Tax audit, examination, investigation or similar proceeding or any dispute with any Taxing Authority relating to any of the Companies, nor is any Seller aware of any matter which may lead to any such examination, investigation or similar proceeding or dispute.

      (i) All clearances and consents obtained from any Taxing Authority by any of the Companies are specifically set forth in Schedule 2.9 and were obtained after sufficient and accurate disclosure of all material facts and considerations and so far as the Sellers are aware no such clearance or consent is liable to be withdrawn, nullified or rendered void.

      (j) All amounts required to be withheld or collected by each of the Companies with respect to Taxes have been duly collected or withheld and any such amounts that were required to be remitted to any Taxing Authority on or before the Closing Date have been duly remitted.

      (k) Prior to the date hereof, Sellers have provided (or caused to be provided) to Purchaser copies of all Taxing Authorities' reports, assessments and other written assertions of Tax deficiencies of each of the Companies (in which any of the Companies is or may be liable) with respect to each of the last six taxable years of each of such entities and any closing agreements executed with respect thereto.

      (l) No Tax will be chargeable on or recoverable from any of the Companies nor will any credit or allowance cease to be available to any of them or be restricted in each case as a result of or in connection with the sale of the Shares hereunder, and none of the Companies has made any distribution or deemed distribution (including, without limitation, any distribution under Section 418 of the Taxes Act) without paying advance corporation tax to the extent due and payable thereon.

      (m) No liability to Tax would arise if any assets or debt valued in excess of [POUND STERLING]5,000 of any of the Companies were disposed of for an amount equal to the value attributed to such asset or debt in the Balance Sheet.

      (n) None of the Companies has or so far as Sellers are aware will have any liability for Taxes of another Person other than any of the other Companies (i) under any provision relating to liability of a former member of an affiliated group (including U.S. Treasury Regulation [Section] 1.1502-6 or any similar provision), (ii) as a transferee or successor, (iii) by contract, or (iv) save in relation to withholding taxes (including PAYE and other payroll taxes or deductions of social security contributions) otherwise.

      (o) None of the Companies is a party to any Tax allocation or sharing agreement that includes any entity other than the Companies.

      (p) None of the Companies has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any non-deductible payments to any Employee (as defined in Section 2.13) upon a change of control (including pursuant to Section 280G of the U.S. Internal Revenue
            Code).

      (q) Except only as specifically described in Schedule 2.9(q), (i) the Company is resident in the United Kingdom for United Kingdom Tax purposes and is not and never has been resident for any purpose in any other country, (ii) none of the Subsidiary Companies is or ever has been resident for any Tax purposes (including for the purposes of any double taxation treaty) in any territory other than that in which it is incorporated and (iii) none of the Companies carries on business through a branch or agency or permanent establishment or is otherwise liable to Tax, in any jurisdiction other than that in which it is incorporated.

      (r) No amount of an income nature which has been paid or is payable by any of the Companies, or which it is under an obligation entered into before the Closing Date to pay, is wholly or partly disallowable as a deduction, charge on income or otherwise in computing its liability to Taxation.

      (s) Each capital expenditure of a kind that potentially qualified or qualifies for capital allowances incurred or to be incurred by the Company prior to Closing has qualified and continues to qualify for capital allowances.

      (t) There are no held-over gains (within the meaning of Section 154 of the TCG Act) attributable to any of the assets of the Company.

            As used herein, the term "TCG Act" means the United
            Kingdom Taxation of Chargeable Gains Act 1992.

      (u) All documents in the possession of any of the Companies or to the production of which it is entitled and which attract stamp or transfer duty of in excess of [POUND STERLING]100 in the United Kingdom, United States, France, Germany or so far as Sellers are aware elsewhere have been properly stamped.

      (v) None of the Companies has entered into or been a party to any scheme or arrangement designed wholly or mainly for the purpose of such company or (so far as any Seller or the Company is aware) any other Person avoiding Taxation.

      (w) The Company: (i) has not agreed to any special method of attributing accounting or otherwise in relation to value-added tax with H.M. Customs & Excise; (ii) does not own any capital items which are subject to Part XV of the Value Added Tax Regulations 1995 (the capital goods scheme) and (iii) does not own any land or building (including any interest in or right over any land or building) in respect of which it or a relevant associate of it has made an election to waive exemption pursuant to paragraphs 2 and 3 of
            Schedule 10 to the VAT Act.

      (x) The Company is registered for purposes of United Kingdom value-added tax ("VAT") and has complied in all material respects with all statutory provisions relating thereto, including, without limitation, preparing and filing all VAT returns on a timely, proper and consistent basis and paying all VAT on a timely basis; provided, however, that for the avoidance of doubt statutory provisions shall not have been complied with in all material respects if a liability to pay penalties or interest could arise or be increased as a result of any failure to comply or if such failure to comply could give rise to any uncertainty concerning the present or future liability to Tax of any of the Companies. All supplies made by the Company are taxable supplies for purposes of VAT. The Company has never been a member of a group of companies for the purposes of Section 43 of the VAT Act. The Company is not, and has not agreed to become, an agent or VAT representative for the purposes of Section 47 or 48 of the VAT Act of any person not resident in the United Kingdom.

      (y) No apportionment under Chapter III of Part XI of the Taxes Act has been made or threatened against the Company nor are there any circumstances which allow such an apportionment to be made or threatened. All transactions among the Companies were conducted on an "arm's-length" basis. No loan, advance, release or payment has been made or consideration given or transaction effected by the Company falling within
            Section 419 to 422 (inclusive) of the Taxes Act. The Company has made no transfer of the kind referred to in Section 125 of the TCG Act nor any transfer of value relevant for Section 94 Inheritance Tax Act.

      (z) Neither the assets nor the shares of any of the Companies are subject to any United Kingdom Inland
            Revenue charge as mentioned in Section 237 of the United Kingdom Inheritance Tax Act 1984.

      (aa)  No person has, or could obtain, the power under
            Section 212 of the United Kingdom Inheritance Tax Act 1984 to raise any inheritance tax by the sale or mortgage of or by a terminable charge on any of the Company's assets.

      (bb) None of the Companies has caused, permitted or entered into any of the transactions specified in
            Section 765 of the Taxes Act without the prior consent of HM Treasury nor made a deemed disposal of assets pursuant to Section 185 or 186 of the TCG Act nor made an election as "the principal company" under
            Section 187 of the TCG Act nor failed to comply with
            Section 130 Finance Act 1988 before ceasing to be resident in the United Kingdom.

      (cc) Each of the Companies has properly operated the PAYE (or other applicable payroll tax) system and all deductions and payments required to be made by any of the Companies in respect of National Insurance or other social security contributions (including employer's contributions) on or before the Closing Date have been made and each of the Companies has complied in all material respects with all reporting obligations in connection with benefits provided for each of the Companies' directors, other officers and employees; provided, however that for the avoidance of doubt reporting obligations shall not have been complied with in all material respects if a liability to pay penalties or interest could arise or be increased as a result of any failure to comply or if such failure to comply could give rise to any uncertainty concerning the present or future liability to Tax of any of the Companies

      (dd) All claims, elections and notices in relation to Tax or other Returns which have been taken into account in calculating the provisions for Tax in the Balance Sheet have, except to the extent specifically set forth in Schedule 2.9(dd), been properly and duly submitted to the relevant Taxing Authorities and are not the subject nor so far as Sellers are aware are likely to be the subject of any dispute with the relevant Taxing Authorities.

      (ee) Proper provision or reserve has been made in the Balance Sheet in accordance with GAAP for all Tax liable to be assessed on each of the Companies or for which they are or may become accountable in respect of the period ended on the Balance Sheet Date.

      (ff) There are specifically set forth in Schedule 2.9(gg) copies of all notifications from a Taxing Authority to any of the Companies that any payment which any of the Companies is currently liable to make may be made gross or at a reduced rate of withholding which otherwise should have been made subject to deduction of an amount in respect of Tax and no rent payable by the Company is subject to the provisions of Section 42A Taxes Act and/or any regulations made thereunder.

      (gg) Any liability (actual or contingent) on any of the Companies to make a payment subject to a deduction or withholding of Tax which are subject to a liability to gross up are specifically set forth in Schedule 2.9(gg).

      (hh) The Company has not (i) at any time repaid or redeemed or agreed to repay or redeem any share capital or securities; or (ii) issued or agreed or resolved to issue shares or securities otherwise than for new consideration; or (iii) at any time capitalised or agreed to capitalise any profits or reserves into shares or securities and has not passed or agreed to pass any resolution to do so.

      (ii)  The Company has not issued and is not the owner of
            (i) any securities (as defined in Section 254(1) Taxes Act) in relation to which payments might fall within Section 209(2)(d) and/or (da) and/or (e) Taxes Act; or (ii) any relevant discounted securities within the meaning of paragraph 3 of Schedule 13 to the Finance Act 1996; or (iii) any debt which is not a normal commercial loan for the purposes of Section 117(1) TCG Act or Schedule 18 Taxes Act.

      (jj) The Company has not been concerned or agreed to be concerned in any transaction involving an exempt distribution within Sections 213 to 218 (inclusive)
            Taxes Act.

      (kk) The Company is not a party to a loan relationship with a person other than a Subsidiary Company which falls within the provisions of Section 87 of the Finance Act 1996 (connected parties) and no debt owed by the Company has since the Balance Sheet Date been released in whole or in part in circumstances that give rise or could give rise to a liability to Taxation.

      (ll) No loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by virtue of any depreciatory transaction or deemed depreciatory transaction within Sections 176 and 177 TCG Act.

      (mm) The Company has not elected nor has it been treated by paragraph 8(2) Schedule 3 TCG Act as having elected that all disposals made by it shall fall outside Section 35(3) TCG Act.

      (nn) The Company has not been involved in any transactions where a claim has or could have been made under Sections 140A and 140C of the TCG Act.

      (oo) The Company has not within the last six years (i) made any elections or payments under Section 247 of the Taxes Act; or (ii) entered into any agreements or arrangements relating to group relief; or (iii) entered into any agreements or arrangements relating to the surrender of ACT; or (iv) been a party to any agreement or arrangement under Section 102 of the Finance Act 1989.

      (pp) None of the Companies (i) are parties to leasing transactions to which the provisions of section 82 and Schedule 12 of the Finance Act 1997 would apply; or (ii) have made a or currently intends to declare and/or make prior to Closing a distribution to which the provisions of section 69 and Schedule 7 of the Finance Act 1997 would apply.

      (qq) The full amount of the Company's surplus ACT (if any) is set forth in Schedule 2.9(qq);

      (rr) No transaction has been entered into or event occurred in consequence whereof any of the Companies so far as Sellers are aware could be liable to Taxation or increased Taxation pursuant to Section 770-773 Taxes Act or any equivalent or substantially equivalent provision, law or regulation in any other relevant jurisdiction;

      (ss) The Company is not a controlled foreign corporation within the meaning of Section 957(a) of the US
            Internal Revenue Code.

2.10  DISPUTES

      Except only as set forth in Schedule 2.10, there is no actual, pending or, to any Seller's knowledge, threatened suit or other legal or administrative action, investigation or arbitration other than in connection with the collection of debts arising in the ordinary course of business less than [POUND STERLING]10,000 in the aggregate ("Litigation"); nor has there been at any time within the six years ending on the date hereof any Litigation which either (i) involves any of the Companies or Sellers, whether as plaintiff or defendant, and would have a Material Adverse Effect; or (ii) seeks or could reasonably be expected to prevent, restrict or delay the consummation of the transactions contemplated hereby or the fulfilment of the conditions contained herein. In addition, so far as Sellers are aware no circumstances exist which render any director of any of the Companies capable of being disqualified from being a director thereof.

2.11  CONTRACTS

      (a) Except for Contracts terminable upon notice of 90 days or less without penalty, and Contracts involving commitments on behalf of any of the Companies aggregating less than [POUND STERLING]10,000, Purchaser has been provided with copies of all Contracts, including without limitation:

            (i) any Contract (whether as licensor or licensee, assignor or assignee) relating to any of the Intellectual Property Rights (as defined in
                  Section 2.14);

            (ii) any Employee Agreement (as defined in Section 2.13(c)) and any Employee Plan (as defined in
                  Section 2.13(c) or any contract, loan or other obligation in which an Employee or related Person is interested for the purposes of
                  Section 317 of the Companies Act or otherwise;

            (iii) any material Contract with customers or
                  suppliers;

            (iv) any Contract with any distributor, dealer, sales agent or representative or any agreement containing a grant to or by any of the Companies of any sole, exclusive or non-exclusive rights to deal in such Company's products (whether by reference to territory, product, type of customer or supplier or otherwise);

            (v) any collective bargaining or other Contract with any labour union;

            (vi) any Contract granting to any person a right at such person's option to purchase or acquire any asset or property of any of the Companies (or any interest therein) (other than inventory in the ordinary course of business);

            (vii) any Contract granting any Person an Encumbrance
                  on any of the assets or properties of any of the Companies, including without limitation any factoring agreement or agreement for the assignment of accounts receivable or inventory;

           (viii) any joint venture, consortium or
                  partnership or other profit-sharing Contract with any Person or any research, development or co-operation agreement with any Person;

            (ix) any indenture, mortgage, loan note, bond, debenture, loan capital or other evidence of indebtedness, redeemable preference share, any credit, loan, overdraft facility or similar Contract under which it has borrowed any money, and any guarantee of or agreement to acquire any such obligation, or agreement to guarantee or acquire any liability of any other Person, or any loan by any of the Companies to any other Person;

            (x) any Contract for the modification of any building or structure or for the incurrence of any other capital expenditure over [POUND
		  STERLING]30,000;

            (xi) any Contract or any other arrangements, understandings or commitments to which the Company is a party (whether or not such arrangements, understandings or commitments are binding) which restricts it from entering into any new or existing line of business, contains geographic restrictions on its ability to conduct business activities, or otherwise restricts its ability to deal with whomever and by whatever means it thinks fit, or any Contract, arrangement or concerted practice which contravenes, may result in any references under, or is or may be required to be registered under, or has been the subject of any undertaking or order under, the United Kingdom Restrictive Trade Practices Act 1976, the Retail Prices Act 1976, the Competition Act 1980 or other applicable antitrust legislation, or which contravenes Articles 85(1) or 86 of the Treaty of Rome (or which would be so prohibited but for any exempting provisions under such Treaty or any Regulations in force under it) or has been notified to the Commission of the European Union;

            (xii) any Contract which by its terms: (A) entitles
                  any party thereto (other than any of the Companies) to terminate it in the event of any change in the underlying ownership or control or management of any of the Companies, or
                  (B) entitles such party to renegotiate the terms in any material respect or otherwise materially alter the operation or duration thereof in the event of any such change;

           (xiii) any Contract relating to clean-up, abatement or other actions in connection with the remediation of any liabilities relating to any Environmental Matters (as defined in Section 2.16) or relating to the performance of any environmental audit or study with respect to the respective business of any of the Companies;

            (xiv) any Contract relating to the acquisition or
                  disposal of a material amount of assets (by way of merger, consolidation, purchase, sale or otherwise);

            (xv) any other Contract not in the ordinary course of business.

            As used herein, the term "Contracts" means all written leases, contracts, grants, licenses, sales orders and all other agreements, whether written or oral, to which any of the Companies is a party or by which it is bound.

      (b) Except only as specifically set forth in Schedule 2.11, (i) subject to the availability of equitable reliefs, laws relating to insolvency and bankruptcy, law and practise on the determination of disputes and the enforcement of judgments and matters of public policy each Contract is valid, in full force and effect and enforceable in accordance with its terms unless the failure to be so would not have individually, or in the aggregate, a Material Adverse Effect, (ii) the Companies have complied in all material respects with the provisions of all the Contracts and are not in default thereunder except where the lack of compliance or any default would not have individually, or in the aggregate, a Material Adverse Effect, and (iii) to the knowledge of any Seller, there has not occurred any default by others or any event which, with the lapse of time or the election of any person other than any of the Companies will become a default under any of the Contracts except where such default would not have individually, or in the aggregate, a Material Adverse Effect.

      (c) Save as set out in Schedule 2.11(c) and save for retention of title liens and similar arrangements no plant or equipment, currently used by any of the Companies in the course of their respective businesses has or have been supplied under any Contract or arrangement which precludes its or their sale, transfer, assignment, disposal or use by any other person.

      (d) The Companies have terminated, without incurring any liability (whether actual, future, vested or contingent) all credit, loan, overdraft or other borrowing facilities and all other Contracts to which the Company was a party prior to Closing or within the preceding 12 months pursuant to which the Companies were entitled to obtain credit or borrow money save for trade credit in the ordinary course of trading, save for any credit, loan, overdraft or borrowing facilities and any charge, mortgage, debenture, fixed and floating charge, pledge or other security document or arrangement entered into in accordance with the written request of Purchaser.

      (e) The Companies have, without incurring any liability (whether actual, future, vested or contingent), secured the release, discharge or removal of all Encumbrances over or affecting or relating to any undertaking or assets of the Companies and have secured the release, discharge or termination of any guarantees or contracts in the nature of a guarantee provided by the Company or any Subsidiary Company, save for any credit, loan, overdraft or borrowing facilities and any charge, mortgage, debenture, fixed and floating charge, pledge or other security document or arrangement entered into in accordance with the written request of Purchaser.

2.12  BROKER'S AND FINDER'S FEE

      Neither any Seller nor any of the Companies has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection therewith which was or will be payable by any of the Companies or Purchaser.

2.13  EMPLOYEES AND EMPLOYEE BENEFITS

      (a)   U.K. Employee Pension Scheme
	    ----------------------------

            (i) Except under the Standard Life Executive Scheme, the Sun Alliance Personal Pension Plan and the NPI Group Personal Pension Plan (the "Pension Schemes") or as otherwise set forth in
                  Schedule 2.3(a)(i), the Companies have no agreement, arrangement, understanding or obligation (whether contractual, under trust or otherwise) which exists for the provision of relevant benefits (as defined in Section 612 of the Taxes Act) to any Employee of such Companies (or a predecessor in business of such Companies) or for any relative or dependent of such a Person in connection with which such Companies are or may become legally or morally liable to make any payment.

                  As used herein, the term "Employee" means any current, former, seconded or retired employee, officer, consultant or director of any of the Companies.

            (ii) Full details of the Standard Life Executive Scheme have been given to Purchaser in the form of copies of the material deeds and rules of the Pension Scheme, the current booklet and any announcements of current effect which have been issued to Employees, all insurance policies and contracts, any undertakings and indemnities given to the U.K. Inland Revenue and the Occupational Pensions Board and the Standard Life Executive Scheme is governed solely by the afore-mentioned documents, deeds and rules which, to the knowledge of any Seller, have been properly and validly brought into effect. Copies of all announcements and explanatory booklets of current effect concerning the Sun Alliance Personal Pension Plan and the NPI Group Personal Pension Plan have been given to Purchaser.

            (iii) The Standard Life Executive Scheme is an exempt
                  approved scheme within the meaning of Chapter I of Part XIV of the Taxes Act and so far as Sellers are aware there is no matter which could lead to the withdrawal of that approval. The Sun Alliance Personal Pension Plan and the NPI Group Personal Pension Plan are personal pension schemes which are approved under Chapter IV of Part XIV of the Taxes Act and, so far as Sellers are aware, there is no matter which could lead to withdrawal of that approval.

            (iv) No power to augment or alter benefits or to provide benefits which would not otherwise have been provided under the Pension Scheme has been exercised in respect of any Employee and no Employee or member of the Pension Scheme has been notified that such exercise may be contemplated.

            (v)   Any Employee may join any of the Pensions
                  Schemes after completing six months employment with the Company.

            (vi) Schedule 2.13(a)(vi) contains a list of the Employees who are active members of the Pension Schemes, detailing which scheme that individual is a member of. Details of the relevant contribution rate payable by the Company in respect of each Employee are contained at document 17 of Additional File 7 of the Data Room.

            (vii) All benefits (other than a refund of
                  contributions with interest where appropriate) payable under the Pension Schemes on the death of a member while in employment to which the Pension Schemes relate are fully insured under a policy effected with an insurance company authorized to conduct long-term insurance business under the Insurance Companies Act 1982. To the knowledge of any Seller there is no reason why any such insurance might be voidable.

           (viii) All amounts due to the Pension Schemes from the Companies or their Employees have been paid and were properly assessed or calculated, in the case of the Standard Life Executive Scheme in accordance with the payment schedule prepared for the purpose of Section 87 of the Pensions Act 1995, and in the case of the Sun Alliance Personal Pension Plan and the NPI Group Personal Pension Plan in accordance with Employees' contracts of employment. There has been no contribution holiday, suspension or reduction during the three years prior to Closing.

            (ix) So far as Sellers are aware there are no circumstances in existence which require or might require the Pension Schemes to be wound up, and except as set forth in Schedule 2.13(a)(ix) none of the Companies has any liability to the Pension Schemes under Section 75 of the Pensions Act 1995.

            (x) To the knowledge of the Company and any Seller the Standard Life Executive Scheme has been operated at all times in accordance with the documents constituting the same (as lawfully amended from time to time).

            (xi) No claim has been made or threatened against the Companies or, in the case of the Standard Life Executive Scheme, so far as Sellers are aware, against the trustees or administrators of the Pension Schemes (other than routine claims for benefits). To the knowledge of any Seller there are no circumstances which may give rise to any such claim and neither any Seller nor the Companies have given any indemnity to any Person in connection with the Pension Schemes.

            (xii) So far as Sellers are aware the Pension Schemes
                  have no self-investment which exceeds the limits imposed by The Occupational Pension Scheme (Investment of Schemes' Resources) Regulations 1992.

           (xiii) Employees may contract out on an individual basis in relation to any Pension Scheme.

            (xiv) No loans have been made by the Standard Life
                  Executive Scheme and remain outstanding (as to interest or principal) to the Companies or any associate of it or to any other person or body participating in that scheme.

            (xv) The Pension Schemes provide only money purchase benefits as defined in Section 181 of the Pension Schemes Act 1993 and do not seek to ensure a level of benefit for any past or present Employee relative to such Employee's salary or remuneration. Section 74(6) of the Pension Schemes Act 1993 (uniform accrual) does not apply to the calculation of short service benefit under the Pension Scheme.

      (b)   U.S. Employee Plans
	    -------------------

            (i) Schedule 2.13(b)(i) contains an accurate list of each U.S. Employee Plan. None of the Companies has any plan or commitment, whether legally binding or not, to establish or to enter into any new U.S. Employee Plan or to modify or to terminate any U.S. Employee Plan or the funding thereof (except to the extent required to conform any such U.S. Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Purchaser or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

            (ii) Except as set forth in Schedule 2.13(b)(ii) Sellers have provided, or have caused the Companies to provide, to Purchaser (A) current, accurate copies of all documents embodying or relating to each U.S. Employee Plan, including all amendments thereto and trust agreements and insurance contracts related thereto; (B) the most recent summary plan description, together with the most recent summary of material modifications, if any, required under ERISA with respect to each U.S. Employee Plan; (C) the two most recent annual actuarial valuations, if any, prepared for each U.S. Employee Plan; (D) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each U.S. Employee Plan or related trust; and (E) to the knowledge of the Companies and any Seller, all material communications to any Employee or Employees relating to each U.S. Employee Plan and any proposed U.S. Employee Plan.

            (iii) Each of the Companies have performed all
                  material obligations required to be performed by them under each U.S. Employee Plan and (A) each U.S. Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the U.S. Internal Revenue Code of 1986, as amended, (the "IRC"), except where failure to do so would not result in any material liability to Seller, any Company or Purchaser; (B) each U.S. Employee Plan intended to qualify under Section 401 of the IRC is, and since its inception has been, so qualified and a determination letter has been issued by the U.S. Internal Revenue Service (the "IRS") to the effect that each such U.S. Employee Plan is so qualified and that each trust forming a part of any such U.S. Employee Plan is exempt from tax pursuant to
                  Section 501(a) of the IRC; (C) no "prohibited transaction," within the meaning of Section 4975 of the IRC or Section 406 of ERISA, has occurred with respect to any U.S. Employee Plan; (D) each U.S. Employee Plan can be amended, terminated or otherwise discontinued without liability to any Company; (E) no U.S. Employee Plan is under audit or investigation by the IRS, the Department of Labour or the Pension Benefit Guaranty Corporation, and to the knowledge of Sellers, no such audit or investigation is pending or threatened; and (F) except as disclosed on Schedule 2.13(b)(iii), there are no actions, proceedings, suits or claims pending, threatened or anticipated (other than routine claims for benefits) against any of Sellers or any Company by or in respect of any Employee arising out of any U.S. Employee Plan.

            (iv) No U.S. Employee Plan provides, nor does any of the Companies have any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment, except as may be required by law or as listed on Schedule 2.13(b)(iv), and neither Sellers nor any of the Companies has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by law.

            (v) None of the Companies presently sponsors, maintains, contributes to, nor is any of the Companies required to contribute to, nor has any Companies ever sponsored, maintained, contributed to, or been required to contribute to, an Employee Plan which is subject to Title IV of ERISA.

            (vi)  None of the Companies is now or has ever been
                  (i) a member of a "controlled group of
                  corporations," under "common control" or an "affiliated service group" within the meanings of Section 414(b), (c) or (m) of the IRC; (ii) required to be aggregated under Section 414(o) of the IRC; or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, with any corporation or other entity (other than the Company or any of the Subsidiary Companies).

      (c) The Companies have at all times administered the profit-related pay schemes in accordance with their terms and subject to the provisions of Chapter III of
            Part V of Schedule 8 to ICTA 1988 and has discharged all its obligations under such Schemes.

      (d)   All Employees
	    -------------

            (i) No work stoppage or labour strike against any of the Companies is pending, anticipated or so far as Sellers are aware threatened. No labour union is conducting any union organizing activities with respect to any of the Employees. None of the Companies has had a complaint made to it by any Employee in relation to discrimination on the basis of race, sex or disability or otherwise in its remuneration rates and policies, promotion policies and practices, employment conditions or practices with respect to the Employees in the last 6 years. None of the Companies is involved in or, so far as Sellers are aware, threatened with any dispute, grievance, or litigation relating to the employment of the Employees, safety or discrimination matters involving any Employee, in each case including, without limitation, violation of any supranational, national, provincial or local labour or employment laws except in each case where it would not individually, or in the aggregate, have a Material Adverse Effect, nor does any basis therefor exist.

            (ii) None of the Companies is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement, union contract or recognition agreement is currently being negotiated by any of the Companies.

            (iii) Schedule 2.13(d)(iii) sets forth the name,
                  position, title or function, and the salary or wages and commission entitlements, date of birth and date of commencement of the respective periods deemed to be their period of continuous employment with each of the Companies of each Current Employee. Except only as specifically set forth in Schedule 2.13(d)(iii), no such Current Employee has notified any Seller or any of the Companies of his or her intention to resign or retire. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or any obligation to make payment to any Tax Authority, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of any Company to amend or terminate any Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by any Company, Seller or Purchaser, or any of their respective Affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of
                  Section 280G(b)(1) of the IRC.

            (iv) Purchaser has been provided with copies of the principal statement of terms and conditions of employment, the employee handbook for all Current Employees of the Company (together the "Principal Terms of Employment"). Except as specifically set forth on Schedule 2.13(d)(iv), no Current Employee of the Company (including Sellers and the directors of the Company) is employed on terms other than those contained in the Principal Terms of Employment.

            (v) Complete copies of the Employee Agreements have been provided to Purchaser.

            (vi) No Current Employee has ceased to be employed by or to be under contract to any of the Companies in circumstances in which he could make any claim for damages or compensation other than a claim which would not be frivolous or vexatious or is under notice of resignation, dismissal or termination.

            (vii) The Companies take and have taken appropriate
                  precautions to ensure that the Employees have a working environment and working practices (whether or not on the Companies' premises) which are not injurious to their health or safety. So far as Sellers are aware each of the Companies (A) is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and hours, in each case, with respect to Employees; (B) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (C) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees. The Companies have discharged all obligations to pay wages, salaries and other benefits under any Employee Agreement or Employee Plan up to the date of Closing.

           (viii) There is no outstanding commitment
                  (whether legally binding or not) to increase the remuneration of any Current Employee. The remuneration of Current Employees is not reviewed, and no Current Employee has any right or expectation (whether legally binding or not) to have their remuneration reviewed, more frequently than once in every calendar year and the last such review was completed in 1 April 1997.

            (ix) Except where any provision or allowance is made in the Financial Statements, (A) no liability (actual or contingent) has been incurred in the 12 months prior to the date hereof by any Seller or by any of the Companies for breach of any contract of service or consultancy, for redundancy payments (including protective awards), for compensation for wrongful dismissal or unfair dismissal or under Part II of the Employment Rights Act 1996, sex discrimination, race discrimination, disability discrimination, for equal pay or loss of office, under any order for reinstatement or re-engagement of any officer or Employee or for failure to comply with any other similar law; and (B) in the last 12 months no payment has been made or promised by the Seller or by any of the Companies in connection with the termination, suspension or variation of any contract of service or consultancy or for services of any Employee.

                  As used herein, the term "Current Employee" means any Employee who is actively working for or providing services to any of the Companies or on approved leave of absence and has a right to return to employment or to resume providing services to any of the Companies as of the Closing Date and who has an annual salary or wage of [POUND STERLING]10,000 or more.

                  As used herein, the term "Employee Agreement" means each management, employment, consulting, non-compete, change-in-control, confidentiality, agreement or contract entered into by any of the Companies with any Employee.

                  As used herein, the term "Employee Plan" means each plan, program, policy, payroll practice, contract, or other arrangement (other than any Employee Agreement) providing for compensation, termination pay, performance awards, profit related pay schemes, stock or stock-related awards, life and health insurance, hospitalization, saving, bonus, pensions, supplemental pensions, deferred compensation, incentive compensation, holidays, profit sharing, vacations, sick pay, sick leave, disability benefits, tuition refunds, service awards, company cars, scholarships, relocation benefits, patent awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not in writing or legally binding.

                  As used herein, the term "U.S. Employee Plan" means an "Employee Plan" which by its terms applies to Employees of Safeline Incorporated.

                  As used herein, the term "ERISA" means the U.S.
                  Employee Retirement Income Security Act of
                  1974, as amended.

            (e) None of the Companies have any Employee Plans other than the Pension Schemes and the US
                  Employee Plans.

2.14  INTELLECTUAL PROPERTY RIGHTS

      (a) Schedule 2.14 specifically sets forth and describes all material Intellectual Property Rights and all licences of the same that are material to the business of the Companies as well as all material Licensed Intellectual Property. Except only as specifically set forth in Schedule 2.14, (i) the Companies are the sole legal and beneficial owner of the Intellectual Property Rights, free from all claims, actions, suits, demands, contractual limitations or restrictions and (so far as Sellers are aware) all other Encumbrances; and all Licensed Intellectual Property has been validly granted to one or more of the Companies and each licence is used by the Companies in accordance with its terms (ii) neither any Seller nor any of the Companies has received written notice or otherwise has knowledge that any of the Intellectual Property Rights or the Licensed Intellectual Property is being infringed upon or appropriated by others; (iii) all patents and trade marks which have been applied for or registered have been registered or applied for in the name of one of the Companies and any registrations have been properly maintained and renewed in accordance with all applicable Laws; (iv) Sellers and the Companies have been and are taking all reasonable steps necessary to prevent any impairment of the right of any of the Companies to use the Intellectual Property Rights and the Licensed Intellectual Property; (v) the Companies have filed all appropriate renewals, extensions, affidavits of continued use and/or incontestability, and have paid all fees associated therewith, necessary to maintain the Intellectual Property Rights; (vi) there is no claim or demand of any person pertaining to, or any prosecution, suit, action or proceeding pending or, to the knowledge of any Seller or the Company, threatened, that challenges the exclusive right of any of the Companies to use the Intellectual Property Rights or use by the Companies of the Licensed Intellectual Property which, if pursued, might cause any of the warranties in this Section 2.14 to be untrue; (vii) no aspect of the Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Authority and as far as the Sellers are aware, the Intellectual Property Rights are valid, subsisting and enforceable; (viii) neither any Seller nor any of the Companies has been engaged in any dispute, whether or not resulting in litigation, and, to the knowledge of any Seller, no dispute or litigation is threatened, with respect to the use of any of the Intellectual Property Rights; (ix) neither any Seller nor any of the Companies is obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to use any of the Intellectual Property Rights and in respect of all Licensed Intellectual Property which requires payment to be made such payment has been made in accordance with the terms of the relevant licence; (x) the conduct of the respective businesses of the Companies as now being or previously conducted does not infringe or otherwise conflict with, any intellectual property rights of any third party; (xi) the Companies have sufficient right, title and ownership of all Intellectual Property Rights and sufficient Licensed Intellectual Property necessary for the conduct of their respective business; (xii) none of Sellers nor any of the Companies has disclosed or is obligated to disclose any of the Companies' confidential information or Know-How (as hereafter defined) to any third party other than in the ordinary course of business and under valid and enforceable obligations of confidentiality; (xiii) no claim for compensation has been made, and none of Sellers is aware of any threatened claim for compensation, by an employee of any of the Companies carrying on trade in the United Kingdom under the Patents Act 1977 or under any comparable legislation in any part of the world or under any award scheme;
            (xiv) neither any Seller nor any of the Companies has granted or is obligated to grant any licenses or assignments under or in respect of any Intellectual Property Rights owned or used by any of the Companies; (xv) the moral rights (as described in Chapter IV of the United Kingdoms Copyright Designs and Patents Act 1988) in all copyright works comprised in the Intellectual Property Rights owned or used by any of the Companies have been waived;
            (xvi) where copyright in computer software is owned by any of the Companies, such Company has sole possession of the source code and has not granted any rights whatsoever in or over the source code to any person or entity; (xvii) in the case of any computer software licensed to any of the Companies and where such software is used in or in connection with any of the Companies' products, including but without limitation, metal detectors, such Company has full rights of access to and use of the source code to the software in the event of any insolvency, administrative receivership, receivership, administration or bankruptcy (or equivalent event in any relevant jurisdiction) or breach by the owner of the software of the relevant license; and (xviii) no independent contractor and no Person other than employees of the Companies has been engaged to prepare, maintain or modify any software or computer programs used by the Companies in relation to their respective businesses except under written obligations to treat as confidential all information regarding their businesses thereby obtained and to assign to the Companies the full right to use such software and computer programs without limit in time or other restriction.

            As used herein, the term "Intellectual Property Rights" means all patents, copyrights and trademarks, and all rights in service marks, trade names and logos and get-up, inventions, utility models, semiconductor topographies, improvements, drawings, designs, patterns, processes, formulae, trade secrets, proprietary rights and all rights of whatever nature in computer software and data, confidential information, ideas and Know-How and all intangible rights and privileges of a nature similar to any of the foregoing, in every case in any part of the world and wherever registered, filed, applied for and whether or not patentable or registrable, owned by the Companies and/or used in the business of the Companies (other than the Licensed Intellectual Property). "Licensed Intellectual Property" means any licenses or agreements in relation to the use of intellectual property rights from third parties (and including without limitation those patents, copyrights, trademarks and other intellectual property rights used or held for use by any of the Companies and required to be listed in Schedule 2.14 hereto).

            As used herein, the term "Know-How" means all confidential, commercial and technical information relating to the respective businesses of any of the Companies, including, without limitation, all lists and particulars of customers and suppliers, particulars of marketing and other procedures, advertising copy, studies, surveys, meeting notes, prices, repair and refurbishing agreements, product features, circuit diagrams, layouts, designs and specifications, methods of manufacture, techniques, product files, product master files, correspondence with suppliers and customers, manuals, quality assurance, inspection reports, photographs and films, computer discs and all other media for the storage of computer programs and all information relating to the technology of the respective businesses of any of the Companies, not in the public domain or publically available.

      (b) None of the Companies operates as a computer bureau, as that term is defined in the Data Protection Act 1984, in the United Kingdom or elsewhere in the world, and no notice of any kind has been served on any of the Companies under any provision under any part of that Act or any analogous Law in any part of the world. Insofar as any of the Companies is a "Data User" under the Act or in an equivalent position under any analogous Law in any other country:

            (i) all necessary applications for registration have been duly made and are listed in Schedule
                  2.14(b); and

            (ii) the details supplied to the Registrar, or other official concerned, in relation to each application are accurate and complete.

      (c) The Companies' advertising for or in connection with any part of their businesses:

            (i) makes no inaccurate or misleading claims for the performance and quality of its products or services; and

            (ii) has not been the subject of any complaint from any Authority, customer or other person that such advertising is misleading or deceptive or likely to cause confusion.

2.15  CONSENTS

      Each Seller and the Companies have obtained and complied with the terms of all such consents, licences, approvals, waivers, authorizations or registrations, as specifically set forth on Schedule 2.15, necessary for the conduct of the Companies' respective businesses, except where the failure to do so would not individually, or in the aggregate, have a Material Adverse Effect, and none of such consents, licences, approvals, waivers, authorizations or registrations contains any unusual or onerous terms and/or conditions.

2.16  ENVIRONMENTAL MATTERS

      (a) Except only as specifically set forth in Schedule 2.16(a), the respective businesses of each of the Companies (which, for the purposes of this Section
            2.16 and Section 7A, expressly includes transferred, disposed of or discontinued operations of each of the Companies) have at all times been operated, and are, and Sellers and the Companies are in full compliance with, and have no actual or contingent liability under, any Environmental Laws (as defined below) (including, without limitation, all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained therein), except where the failure to do so would not have individually, or in the aggregate, a Material Adverse Effect.

      (b) Except only as specifically set forth in Schedule 2.16(b), each of the Companies has obtained, is in full compliance with, and has made all appropriate filings as are required under, Environmental Laws or under the terms of Environmental Permits for issuance or renewal of all Environmental Permits (as defined below) relevant or appropriate to or required for the continuation of the activities of each of the Companies, including, without limitation, those regulating the use, storage, keeping, accumulation, treatment, transportation, release, emission, discharge and disposal of Hazardous Materials, raw materials, by-products and Waste and all such Environmental Permits are in full force and effect, except where the failure to so obtain, comply, file or have in full force and effect would not have individually, or in the aggregate, a Material Adverse Effect. No application in respect of any of the Companies for an Environmental Permit or for the surrender or variation thereof has been refused or granted subject to unusual or onerous conditions in comparison to businesses carrying on similar activities. Sellers will use reasonable endeavours to transfer to Purchaser (or its designee) any Environmental Permits, including, without limitation, those not held by the Companies, which are relevant or appropriate to or required for the activities of the Companies. Sellers know of no intention on the part of any relevant Authority to revoke, suspend, vary, modify or not renew such Environmental Permits. No such Environmental Permits contain any conditions making them personal to any of the Companies.

      (c) Except only as specifically set out in Schedule 2.16(c), there has been no release or other dissemination or threat of release or dissemination at any time of any Hazardous Materials at, on, from, under or within any real property currently or formerly owned, operated, occupied or leased by any of the Companies (other than pursuant to and in accordance with Environmental Permits held by one of the Companies or any such predecessor) except where such release would not have individually, or in the aggregate, a Material Adverse Effect.

      (d) Except only as specifically set forth in Schedule 2.16(d), there are no (i) surface impoundments, incinerators, landfills, landraisings, lagoons, ponds, waste piles, containment cells, or deep well injection systems, each as currently defined by or subject to Environmental Law, at, on, under or within, the Real Property or (ii) underground or above ground storage tanks located at, on, under or within any real property currently or formerly owned, operated, occupied or leased by any of the Companies which have individually, or in the aggregate, a Material Adverse Effect.

      (e) Except only as specifically set forth in Schedule 2.16(e), (i) there are no claims, complaints, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against (A) any of Sellers, in connection with or otherwise relating to the conduct of the business of any of the Companies, or (B) against any of the Companies, and (ii) no request from any Authority to perform any investigation or remedial activity has been received
            (Y) by any of Sellers in connection with or otherwise relating to the conduct of the business of any of the Companies, or (Z) by the Companies, that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits;

      (f) Except only as specifically set forth in Schedule 2.16(f), there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may:
            (i) interfere with or prevent continued compliance by any of the Companies with Environmental Laws and/or Environmental Permits, or (ii) give rise to any liability or other obligation under any Environmental Laws that may require any of the Companies or Purchaser to incur any Environmental Costs, or (iii) form the basis of any claim, complaint, notice, action, suit, proceeding, hearing, investigation or inquiry against or involving any of the Companies which in any case is based on any Environmental Matter, except in each case where such conditions would not have individually, or in the aggregate, a Material Adverse Effect.

      (g) Except only as specifically set forth in Schedule 2.16(g), none of Sellers, in connection with or otherwise, relating to the conduct of the business of the Companies, nor any of the Companies have received any notice or other written communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site or other location used for the storage, treatment or disposal of any Hazardous Materials.

      (h) Except only as specifically set forth in Schedule 2.16(h), there is no lien, charge or other restriction on the ownership, occupancy, use or transferability of any Real Property under any Environmental Law or relating to any Environmental Matter, and no condition exists which could result in the filing of a lien, charge or other such restriction against any Real Property under any Environmental Law, except where it would not have individually, or in the aggregate, a Material Adverse Effect.

      (i) Neither Sellers nor any of the Companies has commissioned or is aware of any survey, inspection, study, test, report or audit which has revealed (A) any matter which would be a contravention of the provisions of this Section 2.16, or which may indicate a failure to comply with Environmental Law or an Environmental Permit or (B) an actual or contingent liability arising under Environmental Law other than those which would not have individually, or in the aggregate, a Material Adverse Effect; nor do any of Sellers or any of the Companies know of any subsequent development or circumstances which would render any such survey, inspection, study, test, report or audit incorrect or subject to revision, and proper records have been kept of each of them; and Sellers have made available to Purchaser all such surveys, inspections, studies, tests, reports or audits received or commissioned other than those which would not have individually or in the aggregate a Material Adverse Effect.

      (j) The Companies have at all times supplied to the competent Authorities such information and assessments as to the Companies' Hazardous Materials as is required under Environmental Laws; all such information given (whether under a legal obligation or otherwise) was materially correct at the time the information was supplied and all information contained on public registers relating to such matters is correct.

      (k) Except as specifically set forth in Schedule 2.16(k), there are no polychlorinated terphenyls, lead, polychlorinated byphenyls, asbestos or other deleterious or potentially deleterious materials on, in or under any Real Property now owned, operated, occupied or leased by any of the Companies which may give rise to any material Environmental Costs falling on any of Sellers, Purchaser or the Companies.

      (l) None of the Companies has assumed by contract any liabilities or obligations arising under Environmental Law in connection with (i) the Real Property or (ii) any real property formerly owned, operated, occupied or leased by any of the Companies or (iii) any real property used for the storage or disposal of Hazardous Materials or (iv) any divisions, subsidiaries, companies or other entities formerly owned by the Companies.

      As used herein, the term "Environmental Costs" shall have the same meaning as Environmental Losses as defined in
      Article 7A.

      As used herein, the term "Environmental Laws" means any Laws governing Environmental Matters (including, without limitation, (i) in England and Wales, the Alkali Works Regulation Act 1906, the Public Health Acts 1936 and 1961, the Public Health (Drainage to Trade Premises) Act 1937, the National Parks and Access to the Countryside Act 1949, the Radioactive Substances Act 1993, the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Nuclear Installations Act 1965, the Countryside Act 1968, the Prevention of Oil Pollution Act 1971, the Control of Pollution Act 1974, the Health and Safety at Work, etc., Act 1974, the Salmon and Freshwater Fisheries Act 1975, the Wildlife and Countryside Act 1981, the Food and Environmental Protection Act 1985, the Control of Pollution (Amendment) Act 1989, the Environmental Protection Act 1990, the Planning (Hazardous Substances) Act 1990, the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Water Industry Act 1991, the Water Resources Act 1991, the Clean Air Act 1993 and the Environment Act 1995, and (ii) in the United States, the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Clean Water Act, 33 U.S.C. 1251, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., the Federal Insecticide, Fungicide, and Rodanticide Act, 7 U.S.C. 136 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq. and the Occupational Safety and Health Act, 29 U.S.C. 651, et seq.) as any of the above have been or may be amended from time to time, all rules, regulations, codes of practice, guidance notes, circulars and statutory instruments promulgated pursuant to any of the above Laws, and any other Law governing Environmental Matters, as enacted or in existence (but not necessarily in force) at the Closing Date and Part IIA of the Environmental Protection Act 1990 and any other laws providing for controls over land or water contamination pollution and remediation, including any common law cause of action providing for any right or remedy with respect to any Environmental Matter, and all applicable judicial or administrative decisions, orders, or decrees.

      As used herein, the term "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment (including flora or fauna), human health or safety, noise and vibration, electro-magnetic fields, the condition of buildings and the workplace, amenity and any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or sub-surface, buildings, structures, enclosures and other constructions, facilities, real or personal property or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, keeping, accumulation, disposal, transport, handling, release or threatened release of Hazardous Materials.

      "Environmental Permits" means any authorization, certificate, consent, licence, registration, permission, permit, variation, modification, transfer consent or approval given under Environmental Laws or agreements made pursuant to Environmental Laws.

      As used herein, the term "Hazardous Material" means any substance and any matter that contains any such substance
      (A) the use, handling or disposal of which is regulated by any Environmental Law, (B) which may form the basis of liability under, any Environmental Law, (C) which makes more costly the use, development, ownership or occupation of real property or (D) which is categorized or listed under any Environmental Law; in each case including, without limitation, any pollutants, contaminants, toxic, ignitable, reactive, corrosive, hazardous or extremely hazardous substances, materials, constituents, chemicals, oils, petroleum, any petroleum-derived substance or Waste or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated terphenyls, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation.

      As used herein, the term "Waste" means "waste" as defined or referred to in any Environmental Law.

2.17  BOOKS AND RECORDS

      The books of account and statutory records of the Companies have been maintained in accordance with good business practices and all applicable Laws, rules and regulations, and all the other Books and Records, are complete and correct in all material respects and have been maintained by the Companies in all material respects in accordance with good business practices and all applicable Laws, rules and regulations. The minute books of director and shareholder meetings of each of the Companies, as previously made available to Purchaser and its counsel, contain accurate records of all such meetings and accurately reflect all other corporate action of the stockholders and directors of each such Company. All charges in favour of the Companies, where appropriate, have been registered in accordance with the provisions of the Companies Act or other applicable equivalent legislation, and appropriate Memoranda of Satisfaction have been filed at the Companies Registry in England and Wales with respect to all charges against any of the Companies that have been fully discharged or with the relevant corporate Authority.

2.18  BANKRUPTCY/INSOLVENCY

      (a) None of the Companies has, in any country, (i) commenced any proceeding or other action seeking (A) to have an order for relief entered on its behalf as debtor in a bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or similar proceeding or to adjudicate it as bankrupt or insolvent, or (B) reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or (C) any other relief; in each case under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar Law of any applicable jurisdiction; or (ii) applied for a receiver, custodian, trustee or liquidator of it or for a substantial part of its undertaking; or (iii) made a general assignment for the benefit of, or a composition or arrangement with, its creditors; or
            (iv) admitted in writing its inability to pay its debts as they become due; or (v) taken any corporate action in furtherance of any of the foregoing.

      (b) No proceeding or other action against any of the Companies has been commenced in any country seeking
            (i) to have an order for relief entered against it in a bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or similar proceeding or to adjudicate it as bankrupt or insolvent, or (ii) reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or (iii) any other relief, in each case under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar Law of any applicable jurisdiction; and there is no circumstance which might reasonably be expected to lead to any of the foregoing and no receiver, custodian, trustee or other liquidator or any similar person for any of the Companies has been appointed in any such case or proceeding.

      (c) None of the Companies has stopped payment to its creditors generally or ceased to carry on business or is insolvent or unable to pay its debts.

      (d) There has not been and there is not, in respect of any of the Companies or any part of the business or assets thereof, any distress, execution or other process levied or any unfulfilled or unsatisfied judgment or court order outstanding or any delay by any of the Companies in the payment of any obligation due for payment or any circumstance which might lead to any of the foregoing.

      (e) None of the Companies is party to any transaction as a result of which any asset owned or used by it is liable to be transferred or re-transferred pursuant to any legislation concerning insolvency nor is it party to any transaction which may otherwise be liable to be set aside or avoided for any reason.

      (f) No circumstances have occurred which can result in third party claims involving any asset owned or used by Safeline GmbH or involving any agreement, obligation or promise of the Company being made under the Konkursordnung, Vergleichsordnung, the Anfechtungsgesetz (Voidance Act) or other insolvency related provisions. No prohibited repayments of share capital pursuant to s30 of the GmgHG (Limited Liability Company Act) have been made. No agreements, commitments or obligations to enter into agreements or commitments exist between the Company and its shareholder(s) that have qualified or continue to qualify as share capital replacement (eigenkapitalersetzende Gesellschafterleistungen).

2.19  AFFILIATE TRANSACTIONS

      (a) Schedule 2.19 specifically sets forth (i) all management, computer, telephone, tax, risk management or other services, and all space, facilities, personnel and services provided by any Seller or any of such Seller's Affiliates to the Companies or by the Companies to any Seller or any of such Seller's Affiliates and all fees charged since April 1, 1994 in connection therewith, and (ii) all other Contracts and transactions (including the purchase and sale of inventories and supplies) between any of the Companies on the one hand and any Seller or any of such Seller's Affiliates (other than a Company), on the other hand, since April 1, 1994. Also, since that date, all transactions and obligations, including, but not limited to, those for the sale or purchase of goods or services, between any of the Companies, on the one hand, and any of Sellers or Affiliates (as defined below) thereof, on the other hand, have been incurred on an arm's-length basis and were properly reflected in the Financial Statements.

            As used herein, the term "Affiliate" means, with respect to any Person (i) the Person's spouse, or a relative (as defined below), or the spouse of a relative, of the Person or of the Person's spouse,
            (ii) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person and (iii) the trustees of a trust (other than a pension scheme or any employees share scheme (within the meaning of the Companies
            Act)) the beneficiaries of which include, or the terms of which confer a power that may be exercised for the benefit of, such Person or, in relation to such Person, any of the Persons referred to in subparagraphs (i) and (ii) above.

            As used herein, the term "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

            As used herein, the term "relative" means, with respect to any Person, that Person's brother, sister, uncle, aunt, nephew, niece, lineal ancestor or lineal descendant including by adoption.

      (b) No Seller nor any of such Seller's Affiliates has (other than his or its ownership interest in the Companies) any direct or indirect interest in any business which competes or is likely to compete with the business of the Companies or intends to acquire any such interest.

      (c) Prior to the Closing Date all accounts owed to any of the Companies by any of Sellers or any of their respective Affiliates (except the Companies) have been settled in full.

2.20  INSURANCE

      Schedule 2.20 specifically sets forth (i) an accurate list of all of the policies of insurance and fidelity or surety bonds with respect to the assets owned, leased or used by the Companies; (ii) the name of the beneficiary thereunder;
      (iii) the annual premium payable thereunder; (iv) the liabilities covered thereunder; (v) the amount of coverage thereunder (including the amount of any deductible thereunder); and (vi) the period of coverage thereunder. All such policies and other instruments are in full force and effect and all premiums with respect thereto up to the date hereof have been paid. Neither any Seller nor any of the Companies has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any of such insurance policies or has otherwise, through any act, omission or nondisclosure, jeopardized or impaired full recovery under such policies except where the failure to make such claim would not have individually, or in the aggregate, a Material Adverse Effect, and there are no claims by any Seller or any of the Companies under any of such policies as to which any insurance company is denying liability or defending under a reservation of rights or similar section, except where such denial or defence would not have, individually or in the aggregate, a Material Adverse Effect. Neither any Seller nor any of the Companies has received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies.

2.21  CUSTOMERS AND SUPPLIERS

      (a) None of Sellers are aware of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between any of the Companies and any of the customers or any distributor for any of the Companies. None of Sellers are aware that any significant customer of any of the Companies might prior to or as a result of the Closing cease to contract with the Company or the relevant Subsidiary Company or might substantially reduce its business with the Company or the relevant Subsidiary Company as a result of the Closing.

      (b) Schedule 2.21(b) sets forth an accurate list of the ten largest suppliers (by revenue in pounds Sterling) of products and services for each of the Companies for each of the fiscal years ended March 31, 1995 and March 31, 1996, March 31, 1997 and for the period from April 1, 1997 until the date of this Agreement. None of Sellers are aware of any termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between any of the Companies and any of the suppliers. None of Sellers are aware that any significant supplier of any of the Companies might as a result of the Closing cease to contract with or supply to the Company or the relevant Subsidiary Company or might substantially reduce its business with the Company or the relevant Subsidiary Company. Except as set forth on Schedule 2.21(b), none of Sellers are aware of any termination, cancellation or limitation of or any modification or change in the business relationship with any sole-source or limited-source suppliers of materials or services to any of the Companies or other suppliers to any of the Companies with respect to which practical alternative sources of supply are not available on comparable terms.

      (c) Schedule 2.21(c) sets forth an accurate list of all material distributorships and sales agencies of each of the Companies, including a summary description of the distributor or agent and its relationship with, and activities on behalf of, such company.

2.22  PRODUCTS AND SERVICING

      (a) Except only as set forth on Schedule 2.22(a), none of the Companies has sold or distributed any products which were at the time of sale of such products patently or latently defective or which did not at that time comply in any respect (i) with any express or implied warranties or representations made by, or so far as Sellers are aware directly or indirectly on behalf of, any of the Companies, or (ii) with all applicable legislation, standards and requirements; and the Companies have not, except in the ordinary course of business, given any express warranties, guarantees or indemnities as to the fitness for purpose, quality or otherwise of any of its products. Except only as specifically disclosed on
            Schedule 2.22(a) or Schedule 2.10, no Litigation has threatened, commenced, settled or concluded in the past five years which involves an assertion inconsistent with the preceding sentence.

      (b) A complete copy of the terms and conditions upon which the Companies sell and supply products and services is contained in Schedule 2.22(b) and Sellers confirm that the Companies use their reasonable endeavours to ensure that products and services sold by the Companies are sold and supplied on the Companies' standard terms and conditions for sale or supply of such products and services. The Companies have not given any express warranties, guarantees or indemnities as to the fitness for purpose, quality or otherwise of any of their products.

2.23  INFORMATION

      None of the information and documents referred to in this Agreement (including without limitation the Disclosure Documents and the Confidential Memorandum but excluding, for the avoidance of doubt, all information relating to the Companies' market shares and competitor information and all forecasts) is materially false or misleading or so far as Sellers are aware contains any material misstatement of fact or omits any material fact necessary to be stated in order to make the statements therein not misleading. Save for matters likely to affect to a similar extent generally companies carrying on similar businesses in any of the jurisdictions in which the Companies carry on business so far as Sellers are aware there are no matters of which Sellers are aware which in the reasonable opinion of Sellers could be expected to have a Material Adverse Effect.

2.24  RELEASES

      There are no guarantees, indemnities, contracts of suretyship and third-party charges or security interests given by any Company in respect of Sellers or any of their respective Affiliates (excluding the Companies).

2.25  CONFIDENTIALITY AGREEMENTS

      The Company is a party to any confidentiality agreement with any Person other than Purchaser that was entered into in connection with or relating to a possible sale of the Companies or any part thereof, and the Company has, without limitation, the right to enforce all terms of such confidentiality agreements.

2.26  LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

      None of the representations and warranties in this
      Article 2:

      (i) other than those contained in Article 2.6, 2.9, 2.10, 2.11(a)(vi), 2.11(a)(vii), 2.11(a)(ix), 2.11(a)(x),
            2.11(d), 2.11(e) and 2.19, shall be deemed to constitute a warranty or representation in respect of the Real Property;

      (ii) other than those contained in Article 2.14 shall be deemed to constitute a warranty or representation in respect of Intellectual Property Rights; and

      (iii) other than those contained in Article 2.11(a)(xiii) and 2.16 shall be deemed to constitute a warranty or representation in respect of Environmental Matters.

      ARTICLE 3

      REPRESENTATIONS AND WARRANTIES OF 3I GROUP PLC

      3i:

      (a) acknowledges that Purchaser has been induced to enter into this Agreement and to purchase the Shares on the basis of the representations and warranties given by 3i set out herein;

      (b) acknowledges and agrees that each representation and warranty given by 3i is a separate and independent representation, warranty and undertaking, and that no representation or warranty shall be limited by reference to any other representation or warranty or by any other term of this Agreement;

      (c) acknowledges and agrees that the rights and remedies of Purchaser in respect of any breach of representation or warranty given by 3i shall not be affected by Closing, by any investigation made by or on behalf of Purchaser into the affairs of the Company and its subsidiaries or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific duly authorised written waiver or release or as otherwise provided for in this Agreement; and

      (d) hereby represents and warrants to Purchaser as follows:

3.1   OWNERSHIP OF THE SHARES

      It is the sole beneficial owner of the number of Shares shown against the names of 3i Group plc and 3i plc in Exhibit A free from all Encumbrances and Shareholder
      Agreements.

3.2   AUTHORITY

      (a) 3i has the requisite power and authority to execute and deliver this Agreement and all documents ancillary hereto and to perform fully its obligations hereunder and thereunder. This Agreement has, and all documents ancillary hereto will have been, duly and validly executed and delivered by 3i and constitutes the valid and binding obligation of 3i, enforceable against it, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (b) Except only as specifically set forth in Schedule 3.2(b), no consent, licence, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Authority is required to be obtained or made by 3i in connection with the execution, delivery and performance of the transactions contemplated by this Agreement.

3A    REPRESENTATIONS AND WARRANTIES OF OPTIONHOLDERS

      Each Optionholder:

      (a) acknowledges that the Purchaser has been induced to enter into this Agreement and to purchase the Shares on the basis of the representations and warranties given by him set out herein;

      (b) acknowledges and agrees that each representation and warranty given by such Optionholder is a separate and independent representation, warranty and undertaking, and that no representation or warranty shall be limited by reference to any other representation or warranty or by any other term of this Agreement;

      (c) acknowledges and agrees that the rights and remedies of Purchaser in respect of any breach of representation or warranty given by such Optionholder shall not be affected by Closing, by any investigation made by or on behalf of the Purchaser into the affairs of the Company and its subsidiaries or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific duly authorised written waiver or release or as otherwise provided for in this Agreement; and

      (d) hereby represents and warrants to Purchaser as follows:

3A.1  OWNERSHIP OF THE SHARES

      Each Optionholder is the sole legal and beneficial owner of the number of Shares shown against his name as shown in
      Part 2 of Exhibit A free from all Encumbrances and Shareholder Agreements.

3A.2  AUTHORITY

      (a) Each Optionholder has the requisite power and authority to execute and deliver this Agreement and all documents ancillary hereto and to perform fully his obligations hereunder and thereunder. This Agreement has, and all documents ancillary hereto will have been, duly and validly executed and delivered by such Optionholder and constitutes the valid and binding obligations of such Optionholder enforceable against each of them, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (b) No consent, licence, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Authority is required to be obtained or made by Optionholders in connection with the execution, delivery and performance of the transactions contemplated by this Agreement.

      ARTICLE 4

      REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby jointly and severally represent and warrant to Sellers as follows and each of Purchaser's representations and warranties contained in this Agreement is separate and independent and shall not be limited by reference to any other representation or warranty or to any other provision of this Agreement:

4.1   ORGANIZATION AND STANDING

      Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

4.2   AUTHORITY

      Purchaser has full corporate power and authority to execute and deliver this Agreement and the Loan Notes, and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the Loan Notes by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser. This Agreement and the Loan Notes has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Except as specifically set forth in Schedule 4.2, the execution and delivery by Purchaser of this Agreement and the Loan Notes and the consummation of the transactions contemplated by this Agreement will not (i) violate, conflict with, or result in a breach of, or default under, any agreement, obligation or commitment to which Purchaser is a party or bound, (ii) violate or result in the loss of any benefit under any provision of any Law to which Purchaser is subject, (iii) violate or result in the loss of any benefit under any order, judgment or decree applicable to Purchaser, or (iv) conflict with, or result in a breach of, or default under, any term or condition of the charter or by-laws of Purchaser. No law or order, decree or judgment of or in any court or tribunal of competent jurisdiction is in effect that prohibits or restricts the consummation of the transactions contemplated hereby.

4.3   BROKER'S AND FINDER'S FEE

      Purchaser has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

4.4   ACQUISITION OF SHARES

      The Shares are being acquired by Purchaser for its own account solely for the purpose of investment without a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

4.5   CONSENTS

      Except only as specifically set forth in Schedule 4.5, no consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Authority or other third party is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of the transactions contemplated by this Agreement.

4.6   BREACHES OF WARRANTY

      At the date of this Agreement neither the Purchaser nor its Affiliates are aware of any fact, matter or event which to its or their knowledge gives rise to or is likely to give rise to a claim for a material breach of warranty, representation, indemnity or covenant under or pursuant to this Agreement.

      ARTICLE 5

      CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND PURCHASER

5.1   CONDUCT AND MANAGEMENT OF THE COMPANY TO MARCH 31, 1998

      (a)   It is hereby agreed by the parties that until March
            31, 1998:

            (i)   Sellers in their capacity as executive
                  directors and officers of the Companies will be responsible for the day-to-day management and conduct of the business of the Companies, which management and conduct shall be carried out in the ordinary and usual course and in accordance with customary practices and the business plan/ operating budget attached hereto as Exhibit C (the "Plan"); and

            (ii) None of Sellers will do or omit to do any act or thing which is likely to distort the operating results of the Companies;

      (b) If (x) Sellers in their capacity as executive directors and officers of the Companies do not manage and conduct the business of the Companies in the ordinary and usual course and in accordance with customary practices and the Plan; (y) Purchaser causes the business of the Companies to be managed and conducted other than in the ordinary and usual course and in accordance with customary practices and the Plan; or (z) Sellers, on the one hand, or Purchaser, on the other, do or omit to do any act or thing which distorts the operating results of the Companies; then in each case Standalone Operating Profit shall be adjusted as provided in and pursuant to the terms of Part C of Schedule 1.3.

5.2   EXPENSES

      Except as otherwise provided in Section 5.2 hereof, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of financial advisors, accountants and attorneys) shall be paid (i) by Sellers, if such costs or expenses are incurred by Sellers, including all fees of Goldman Sachs, Freshfields and local counsel, if any, whether retained by any of Sellers or the Companies, (ii) the Company, to the extent that such costs or expenses are incurred for the benefit of any of the Companies on or prior to Closing; provided, however, that such costs or expenses do not exceed [POUND STERLING] 43,000, and (iii) by Purchaser, if such costs or expenses are incurred by Purchaser or any of its Affiliates.

5.3   STAMP TAXES, DUTIES, ETC

      Any stamp duties and stamp duty reserve Taxes arising from, the transfer of the Shares, shall be borne by Purchaser.

5.4   FURTHER ASSURANCES

5.4.1 Subject to the terms and conditions provided herein, each of Sellers other than 3i and Optionholders and Purchaser agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Exhibits hereto and if, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of Sellers and the proper officers or directors of Purchaser, as the case may be, shall execute and deliver any further instruments or documents and take all such necessary action that may reasonably be requested of any of them.

5.4.2 3i agree and undertake with Purchaser that on and following Closing 3i authorises Purchaser or any director or officer of Purchaser to execute or sign any document, instrument, resolution or agreement on behalf of 3i and perform any acts or things to be done by 3i that Purchaser deems necessary in connection with Purchaser's dealing with the Shares as if Purchaser was the legal, as well as the beneficial owner, of the Shares at that date and 3i agrees to ratify any document, instrument or agreement executed by Purchaser on behalf of 3i pursuant to this clause 5.4.2.

5.5   FILINGS

      The Sellers other than 3i and Optionholders and Purchaser shall each procure that the Companies promptly make all filings or submissions as are required to be made by the Companies to obtain any Governmental Approval. The Sellers other than 3i and Optionholders and Purchaser shall furnish to each other such necessary information and reasonable assistance as may be reasonably requested in connection with the preparation of any filing or submission which is necessary to obtain any Governmental Approval. The Sellers and Purchaser shall keep each other appraised of the status of any communications with and any inquiries or requests for additional information made by any Authority and shall comply promptly with any such inquiry or request.

5.6   EMPLOYEE ARRANGEMENTS, ETC.

      Messrs. Beswick, Dearman, Lock, Bell, Jackson, Ives, Schofield and Sykes shall at Closing each enter into service agreements with the Company in the agreed form and Mr Davis shall enter into the consultancy agreement with the Company in the agreed form.

5.7   NON-COMPETITION; NON-INDUCEMENT

      (a) In consideration of the benefits to Sellers hereunder and in order to induce Purchaser to enter into this Agreement, each Seller (other than 3i and Optionholders) hereby covenants and agrees with Purchaser (for its own benefit and for the benefit of the Companies) that he or it, as the case may be, will not and will cause his Affiliates not to, directly or indirectly, (i) for the period of five years immediately following the Closing Date, as a proprietor, partner, stockholder (other than as a passive investor holding less than one percent of any class of equity securities of a corporation with publicly traded securities), director, officer, employee, joint venturor, investor, lender or in any other capacity, own, engage in, conduct, manage, operate or control, or participate in, be associated with or be connected in any manner whatsoever in the ownership, management, operation or control of, any business which, directly or indirectly, competes in the Prohibited Area with any business that any Company conducts or is planning to conduct on the Closing Date or engages in the Prohibited Area in the production and supply of industrial or commercial metal detection; (ii) for the period of five years immediately following the Closing Date solicit, encourage, entice or induce any person who is an Employee of one of the Companies at any time on or after the date hereof to terminate his or her relationship with any of such Companies or employ or engage or recommend the employment or engagement of such person as an employee of such Seller or as an employee or officer of any subsequent employer of such Seller; (iii) for the period of five years immediately following the Closing Date solicit the custom in the Prohibited Area of any person who at any time during the period of three years ending on the Closing Date was a customer or client of the Companies; (iv) at any time after the Closing Date seek to cause to be terminated or adversely affected or otherwise interfere with any agreement or arrangement of any kind to which any of the Companies is party; or (v) at any time after the Closing Date use any trade name, trademark or trading style which may suggest a connection with any of the Companies or which is similar to any trade name, trademark or trading style now or at any time within the period of two years ending on the Closing Date used by any of the Companies or permit the name of any of Sellers to be used in such a manner.

            For the avoidance of doubt the covenants in (a) above of the Trustees are provided to Purchaser by them in their capacity solely as trustees of the Trusts (as defined in Exhibit A) and not in any other capacity (including without limitation as trustees of any other trust).

            As used herein, the term "Prohibited Area" means all countries in which any of the Companies, as of the Closing Date, is selling products manufactured by them, whether directly or through distributors or agents.

      (b) No provision contained in this Agreement or in any arrangement of which this Agreement forms part by virtue of which this Agreement or such arrangement is subject to registration under the United Kingdom Restrictive Trade Practices Act 1976 shall come into effect until the day following the day on which particulars of this Agreement and of any such arrangement have been furnished to the United Kingdom Office of Fair Trading (or on such later date as may be provided for in relation to any such restriction) and Sellers (other than 3i and Optionholders) and Purchaser hereby agree to furnish such particulars within three months of the date of this Agreement.

      (c) 3i will not and will procure that none of its subsidiary companies will use, disclose or divulge any confidential information relating to the business of the Company or any Subsidiary Company.

      (d) 3i will procure that for the Relevant Period Richard Young will not be involved in any way in appraising or managing any investment which he knows or believes is engaged or intends to engage in the production and/or supply of industrial or commercial metal detection. The 'Relevant Period' means the period ending two years after the Closing Date or (if sooner) the date Richard Young ceases to be employed by 3i or any company in the 3i group.

      (e) Each relevant Seller acknowledges and agrees that his or its covenants and agreements in this Section 5.7 are a material inducement to Purchaser to enter into and perform its obligations hereunder and that, if he or it, as the case may be, or any of his or its Affiliates breaches any covenant in subsection (a) of this Section 5.7, any time period specified therein for such covenant shall be suspended for so long as such Seller remains in breach thereof. Sellers other than 3i and Optionholders acknowledge that any violation of this Section 5.7 by such Sellers shall give rise to an entitlement to equitable relief on the part of Purchaser as contemplated by Section 8.17, and such Seller agrees to indemnify Purchaser against all Losses (as defined in Section 7.4), including reasonable attorneys' fees, arising from any such violation of this Section 5.7. 3i acknowledge and agree that any violation of this
            Section 5.7(c) and (d) by 3i shall give rise to an entitlement to equitable relief on the part of Purchaser as contemplated by Section 8.17.

      (f) None of Sellers (other than 3i and Optionholders) has any interest in any Intellectual Property Rights, whether as owner, licensee or beneficiary under any Contract, which is directly or indirectly related to any business that presently is or is expected by such Sellers to be conducted by any of the Companies.
            Each of Sellers (other than 3i and Optionholders in their capacity as Optionholders) employed by the Company agrees that if he should have, create, develop or otherwise acquire any such interest in Intellectual Property Rights directly or indirectly at any time when he is so employed by, or is subject to any obligation not to compete with, any of the Companies, such acquisition shall be for the exclusive account of the Company, shall be promptly described in full detail to the Company and shall be assigned in its entirety to the Company (or its successors or assigns designated by the Company) upon demand and pending any such demand shall be held in trust for the Company.

5.8   INTENTIONALLY DELETED

5.9   U.S. FINANCIAL STATEMENTS

      (a) Sellers other than 3i and Optionholders shall cooperate with, and provide reasonable access and reasonable assistance to, Purchaser and its accountants and other advisors in order to permit the preparation by Purchaser (at its expense) of consolidated financial statements for the Companies in accordance with U.S. GAAP (as defined below).

            As used herein, the term "U.S. GAAP" means generally accepted accounting principles in the United States, together with any specialized, modified, revised or other accounting principles used by MT Investors, Inc. and its subsidiaries in the preparation of its financial statements.

      ARTICLE 6

      TAX COVENANTS AND INDEMNITIES

6.1   TAX COVENANTS

      Returns
      -------

      (i) Sellers (other than 3i and Optionholders) (and in this section the term "Sellers" shall be construed accordingly) and their duly authorized agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the Inland Revenue and all other relevant Taxing Authorities in a timely fashion, all Tax Returns of the Companies required to be filed prior to the Closing, subject to all such Returns which have not been filed prior to the date hereof, being submitted in draft form to Purchaser or its duly authorized agents for comment, and Sellers jointly and severally covenant with Purchaser to do so at their expense and with all reasonable dispatch. All such Tax Returns prepared by Sellers in accordance with this Section 6.1 shall save as required by law or by changes in GAAP be prepared on a basis consistent with the Companies' past practices. If Sellers' Representative has not received any comments within 21 days after submitting such draft returns, Purchaser and its duly authorized agents shall be deemed to have approved such draft Returns, computations, documents or correspondence. If Purchaser or its duly authorized agents have any comments or suggestions, Sellers shall not unreasonably refuse to adopt such comments or suggestions. Sellers and Purchaser shall each respectively afford (or procure the affordance) to the other or their duly authorized agents of information and assistance which may reasonably be required to prepare, submit and agree all such Tax Returns.

            Purchaser or its duly authorized agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the Inland Revenue and all other relevant Taxing Authorities all Tax Returns of the Companies required to be filed after the Closing with respect to the accounting period, quarterly VAT return period or other relevant period which ends prior to or including Closing and Purchaser hereby covenants with Sellers, at its own expense and with all reasonable dispatch, to submit in draft form to Seller's Representative for comment, all such Returns. If Purchaser has not received any comments within 21 days after submitting such draft Returns, Sellers and their duly authorized agents shall be deemed to have approved such draft Returns. If Sellers' Representative or its duly authorized agents have any comments or suggestions, Purchaser shall not unreasonably refuse to adopt such comments or suggestions. Sellers and Purchaser shall each respectively afford (or procure the affordance) to the other side or their duly authorized agents of information and assistance which may reasonably be required to prepare, submit and agree all such Tax Returns.

      (ii) The signature or agreement by Purchaser or the Companies or any Person on their behalf to any Tax Returns, computations, correspondence or other document prepared under the provisions of this
            Section 6.1 shall in no way affect the rights of Purchaser under any of the representations, warranties, covenants or agreements of Sellers in this Agreement.

      (iii) After the Closing Date, Purchaser and Sellers' Representative shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Companies for all periods ending prior to or including the Closing Date. Each of the parties shall hold the information, records and documents made available to it by the other party in strict confidence, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Notwithstanding any other provisions hereof, Purchaser and Sellers shall bear their own respective expenses in complying with the foregoing provision.

6.2   TAX INDEMNITIES

      (a)   Indemnification
	    ---------------

            Except as provided in Section 6.2(b) Sellers (other than 3i and Optionholders) jointly and severally covenant with Purchaser to pay to Purchaser by way of an adjustment to the Purchase Price an amount equal to:

            (i) all Pre-Closing Taxes payable by or assessed against any of the Companies or any Affiliate thereof (whether or not the Tax is primarily payable by the Person in question and whether or not the Person in question has or may have a right of reimbursement against another Person);

            (ii) Taxes payable by or assessed against, or Losses incurred by Purchaser as the result of a breach by Sellers of any representation, warranty, covenant or agreement, to the extent such representation, warranty, covenant or agreement relates to Taxes (including, without limitation, the representations and warranties contained in Sections 2.4 and Section 2.9);

            (iii) all Pre-Closing Taxes which would have been
                  payable by the Companies but for the use or set-off of any loss, relief, allowance, exemption, deduction, credit, right to repayment in respect of Tax or other relief of a similar nature including the carryback of net operating loss, capital loss, credit or other item (hereinafter referred to as a "Tax Relief") which arises in respect of an Event after the Closing Date;

            (iv) any value-added tax payable by any of the Companies as a result of the Company being treated for value-added tax purposes as a member of the same group as any other body corporate during any prescribed accounting period of that group ending on or before or within ninety (90) days after the Closing Date or as a result of any direction made pursuant to Schedule 9A VAT Act to the extent that it
                  (x) relates to a date falling on or before the Closing Date and (y) did not arise in respect of supplies, acquisitions or imports by that Company;

            (v) all Tax liabilities of the Companies or any Affiliate of any of them which would not have arisen but for the loss, reduction, modification or cancellation of some Tax Relief in consequence of an Event occurring on or before Closing where the availability of the Relief has been shown as an asset in the Balance Sheet or has been taken into account in computing (and reducing) a provision (for deferred Tax or otherwise) which appears in the Balance Sheet or has resulted in no provision for deferred Tax being made in the Balance Sheet;

            (vi) any repayment of Tax the right to which is shown as an asset in the Balance Sheet but which is lost or cancelled in consequence of an event occurring on or before Closing;

            (vii) all Tax liabilities in respect of which any of
                  the assets of the Companies and/or any of the shares in the Companies are or become subject to an Inland Revenue charge under Section 237 Inheritance Tax Act 1984 as a result of an Event occurring on or before Closing (whether or not in combination with any Event occurring after Closing);

           (viii) all Tax liabilities in respect of which any Person exercises or intends to exercise a power to sell, mortgage or impose a terminable charge on any of the assets of the Companies and/or any of the shares in the Companies under
                  Section 212 Inheritance Tax Act 1984 as a result of any Event occurring on or before Closing (whether or not in combination with any Event occurring after Closing);

            (ix) any Tax liability which is also a Tax liability of another person (other than one of the Companies) and which is payable by one or more of the Companies by virtue of (A) the other person failing to discharge such Taxation Liability; and (B) one or more the Companies being at any time prior to Closing a member of the same group as such other person or otherwise connected with or related to such other person for any Tax purpose;

            (x) all liabilities of the Companies under a contractual or statutory liability entered into or incurred prior to Closing to make a payment by way of reimbursement, indemnity, or damages in respect of or arising from any Tax liability of any other person; and

            (xi) all reasonable costs and expenses incurred by Purchaser or the Companies or any Affiliate of any of them in connection with any of the matters referred to in paragraphs (i) to (x) above or any Tax Claim (as defined in Section 6.2(d)) therefor or in connection with any claim under this Article 6.

            As used herein, "Pre-Closing Taxes" means any Taxes arising in respect of or with reference to any income, profits or gains, earned, accrued or received on or before or in respect of a period or portion of a period ending on or before Closing (or deemed for any Tax purposes to have been so earned, accrued, or received) or as a result of or with reference to any Event which occurred on or before Closing; "Event" means an event, act, transaction or omission including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan, advance or death and further includes an Event deemed to have occurred for Tax purposes; and references to Events on or before any date or to the occurrence of or result of any Event on or before any date shall include two or more Events or the combined result of two or more Events all of which occurred or were deemed to occur before that date or the combined result of two or more events the first of which occurred or is deemed for any tax purpose to have occurred before that date outside the ordinary course of business and all such events occurring after that date which occur in the ordinary course of business or pursuant to a contractual obligation entered into on or before Closing or as required by law or to comply with applicable regulatory requirement or at the request of, or with the consent of, Sellers.

      (b)   Exclusions
	    ----------

            Sellers shall be under no liability pursuant to
            Section 6.2(a) in respect of any Tax:

            (i) to the extent that identifiable provision or reserve for that Tax (not including any provision for deferred Tax) has been made in the Balance Sheet;

            (ii)  to the extent that it arises out of a
                  transaction undertaken after the Balance Sheet
                  Date but before Closing by any of the Companies in the ordinary course of its day to day business;

            (iii) to the extent that the Tax liability was paid
                  or discharged before Closing;

            (iv) to the extent that the Tax liability arises as a result of any change in rates of Tax, law, regulation or directive occurring and announced after Closing with retrospective effect;

             (v) to the extent that the Tax liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any of Purchaser, any of the Companies or any other person connected with any of them, at any time after Closing which Purchaser was actually aware of or (on the basis of information actually supplied in writing by Sellers to Purchaser prior to Closing) could reasonably have been expected to be aware that it would give rise to the liability; provided, however, that this exclusion shall not apply where any such transaction, action or omission:

                  (A) is carried out or effected by one of the Companies pursuant to a legally binding commitment created on or before Closing;
                        or

                  (B) is carried out or effected by one of the Companies concerned in the ordinary course of business of that Company as carried on at Closing

            (vi) to the extent that the Tax liability arises as a result of a change (other than to comply with the law or with GAAP) after Closing in any accounting policy, or the length of any accounting period for Tax purposes, of the Company concerned;

            (vii) to the extent that such Tax liability arises as
                  a result of the Company concerned failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing and otherwise than as a result of any default or failure of Sellers in carrying out, or in failing to carry out, Sellers' obligations under Section 6.1(a);

           (viii) to the extent that the Tax liability arises as a result of the failure of Purchaser to comply with its obligations contained in
                  Section 6.2(d)(ii);

            (ix) to the extent that the Tax Liability is a liability to pay advance corporation tax of an amount not exceeding [POUND STERLING]533,000 in respect of the dividends of [POUND STERLING] 2,129,000 paid by the Company on 3 April 1997;

            (x) to the extent that the Tax Liability would not have arisen but for the failure or omission on the part of the Company concerned (otherwise than at the request or with the agreement of Sellers) to make any valid claim, election, surrender or disclaimer or give any valid notice or consent as Sellers' Representative may reasonably require in respect of (i) periods or matters for which Sellers have responsibility under Section 6.1(i) or (ii) in respect of periods or matters for which Sellers do not have responsibility, where the making, giving or doing of which was taken into account in the preparation of the Balance Sheet and was disclosed in writing to Purchaser prior to Closing.

      (c)   Date for Payment
	    ----------------

            Where Sellers become liable to make any payment pursuant to Section 6.2, the due date for the making of that payment shall be: (i) where that payment relates to a liability on the part of Purchaser or any of the Companies or an Affiliate thereof actually to pay an amount of Tax, the fifth Business Day prior to the date on which that amount must be paid to the Taxing Authority concerned in order to avoid incurring a liability to interest or a charge or penalty in respect of such Tax; and (ii) in any other case, the date falling ten Business Days after the date when Sellers have been notified by Purchaser that Sellers have a liability for a determinable amount pursuant to Section 6.2. If any payment required to be made by Sellers pursuant to Section
            6.2 is not made in cleared funds by the due date, then, the amount payable shall carry interest (before and after judgment) from the due date until the date when payment is actually made in cleared funds at the rate of interest publicly announced from time to time by the Bank of Nova Scotia in London, England as its "base" rate, plus 2%.

      (d)   Appeals and Conduct of Claims
	    -----------------------------

            (i) Purchaser shall give notice in writing to Sellers' Representative of any Tax Claim in respect of any Tax liability or any other event for which Sellers could become liable under
                  Section 6.2(a) as soon as reasonably
                  practicable after becoming aware thereof provided that failure to give such notice shall not release Sellers from liability under
                  Section 6.2(a) in respect thereof.

                  As used herein, the term "Tax Claim" means any claim, notice, demand, assessment, charge, letter or other document issued or action taken or omission made by or on behalf of any Taxing Authority or any other Person whereby any Person is or may be placed or sought to be placed under a Tax liability or is or may be or sought to be denied a Tax Relief or whereby any assets of or shares in any of the Companies is or may be made or sought to be made subject to any Inland Revenue charge as mentioned in
                  Section 237 Inheritance Tax Act 1984 and/or any power to raise inheritance tax under Section 212 Inheritance Tax Act 1984 or any similar provision of the laws of any other jurisdiction;

            (ii) Purchaser shall and shall procure that the Companies shall (subject to Purchaser, the Companies and any Affiliate of any of them being indemnified and secured to Purchaser's reasonable satisfaction against all costs, expenses and additional Tax which may be incurred in relation thereto) take such action as Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Tax Claim with respect to a period which ends on or before the Closing Date; provided, however, that neither Purchaser nor the Companies shall be obliged to take any action which involves contesting any Tax Claim beyond the first appellate body (excluding the Taxing Authority demanding the Tax in question) in the jurisdiction concerned unless Sellers furnish Purchaser with the written opinion of a leading Tax Counsel in the United Kingdom (or of a senior tax adviser of equivalent professional standing in the relevant jurisdiction concerned outside the United Kingdom) to the effect that an appeal against the Tax Claim in question should, on a balance of probabilities, be successful;

            (iii) The action which Sellers may reasonably request
                  under Section 6.2(d)(ii) shall include allowing Sellers upon giving written notice to that effect to take over at their own expense the conduct of all proceedings in connection with the Tax Claim in question. If Sellers take over the conduct of any such proceedings:

                  (A) Purchaser shall be kept fully informed of all matters relating to the Tax Claim and shall receive copies of all correspondence in connection with it;

                  (B) all written communications which are to be transmitted to the Taxing Authorities in connection with the Tax Claim shall first be submitted to Purchaser and shall not be dispatched without its prior written consent (which consent shall not be unreasonably refused or delayed);

                  (C) the appointment by Sellers of solicitors and other professional advisers shall be subject to the prior written consent of Purchaser (which consent shall not be unreasonably refused or delayed);

                  (D)   Sellers shall make no settlement or
                        compromise of any Tax Claim nor agree any matter in the conduct of such claim which is likely to affect the amount thereof or the future Tax liability of any of Purchaser, the Companies or any Affiliate of any of them without the prior written consent of Purchaser which consent shall not be unreasonably refused or delayed);

            (iv) Purchaser or any of the Companies shall be at liberty without further reference to Sellers to admit, compromise, settle, discharge or otherwise deal with any Tax Claim on or after the earliest of:

                  (A) the expiry of a period of fourteen days (or, if earlier, the expiry of any period for the making of an appeal against the Tax Claim in question) following service of notice of the Tax Claim on Sellers' Representative under Section 6.2(d)(i) if Sellers have not by that date notified Purchaser of their request to take any action in relation to the Tax Claim;

                  (B)   the service of notice by Sellers'
                        Representative on Purchaser to the effect that Sellers do not wish to request any action in relation to the Tax Claim;

                  (C)   the expiry of five Business Days
                        following the service of notice by
                        Purchaser on Sellers' Representative
                        (Sellers having requested the right to
                        take conduct of the Tax Claim) to the
                        effect that Sellers are not properly and effectively dealing with the Tax Claim if during the period Sellers do not take steps properly and effectively to deal with such Tax Claim;

                  (D) any action or other steps being taken or legal proceedings being started for the bankruptcy of any of Sellers;

                  (E) the failure by Sellers to comply with any of their obligations under Section
                        6.2(d)(iii); and

                  (F)   the service of notice on Sellers'
                        Representative by Purchaser that it has
                        become aware that any of Sellers or the
                        Companies has committed an act or is
                        responsible for an omission in relation
                        to the Tax liability or Tax Claim in
                        question which constitutes fraudulent
                        conduct.

            (v) Sellers shall be bound to accept for the purposes of this Agreement any admission, compromise, settlement or discharge of any Tax liability and the outcome of any proceedings relating to any Tax Claim made or arrived at in accordance with the provisions of this Section 6.2(d).

      (e)   Section 767A Taxes Act 1988
	    ---------------------------

            (i) Purchaser hereby covenants with Sellers to pay to Sellers' Representative, by way of adjustment to the Initial Purchase Price and the Deferred Purchase Price, an amount equivalent to any Tax for which Sellers become liable by virtue of the operation of Section 767A and 767B of the Taxes Act in circumstances where the taxpayer company (as referred to in Section 767A(1)) is one of the Companies.

            (ii) the covenant contained in Section 6.2(e)(i) shall:

                  (A)   extend to any reasonable costs incurred
                        by Sellers in connection with such Tax or a claim under Section 6.2(e)(i);

                  (B)   not apply to Tax to the extent that
                        Purchaser could claim payment in respect of it under Section 6.2(a) ignoring the provisions of Section 7.7; and

                  (C) not apply to Tax which has been recovered under Section 767B(2) of the Taxes Act (and Sellers shall procure that no such recovery is sought to the extent that payment is made hereunder).

            (iii) Sections 6.2(b) to 6.2(d) shall apply to any
                  claim under this Section 6.2(e) as they apply to any claim under Section 6.2(a) replacing references to Sellers by Purchaser (and vice versa) and making any other necessary modifications.

      (f)   Recovery from third parties
	    ---------------------------

            (i)   If any payment is made by Sellers under this
                  Section 6.2 in respect of a Tax liability and Purchaser or any of the Companies either receives or obtains from any person (other than Purchaser, one of the Companies or any person connected with any of them) a payment or relief (other than a post-Closing relief or a right to repayment of tax which is shown as an asset in the Final Closing Balance Sheet) in respect of the Tax liability in question, then Purchaser shall pay to Sellers' Representative by way of adjustment to the Initial Purchase Price and the Deferred Purchase Price the amount received (less any costs of recovering or obtaining such payment or relief and any Tax thereon) (the "Benefit") to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by Sellers in respect of that liability and except where any amount so saved would otherwise have given rise to a claim under this Section 6.2 (in which event no such claim shall be made).

            (ii) Any payment required to be made by Purchaser pursuant to Section 6.2(i)(i) shall be made:

                  (A) in a case where Purchaser or the Company or other person concerned receives a payment, within five Business Days of the receipt thereof; and

                  (B) in a case where Purchaser or the Company or other person concerned obtains a relief, the date on which Tax would have become recoverable by the appropriate Tax authority but for the use of such relief.

      ARTICLE 7

      INDEMNIFICATION

7.1   INDEMNIFICATION BY SELLERS OTHER THAN 3I AND OPTIONHOLDERS

7.1.1 Subject to Section 7.7, Sellers other than 3i and Optionholders shall jointly and severally indemnify and hold harmless Purchaser, and its directors, employees, shareholders, any intra-group successors, transferees and assigns and any person claiming by or through any of the foregoing from and against any and all Losses (as defined in Section 7.4), arising from any of the following:

      (a) any breach by any of such Sellers of any of the representations or warranties made or given by such Sellers in this Agreement;

      (b) any failure by any of such Sellers to perform any of such Sellers' covenants or agreements contained in this Agreement;

      (c) any liability arising from any product manufactured and/or sold and/or shipped prior to the Closing which was, at the time of sale, patently or latently defective;

      (d) the termination and release, prior to the Closing Date, of all share option schemes and outstanding share options granted by, or exercisable into shares of, the Company and any liability to pay any Tax which any of the Company or Purchaser may incur as a result thereof save to the extent that any sum in respect of Tax relating to the exercise of share options is taken into account in arriving at the calculation of Working Capital in accordance with
            Section 1.5 and Schedule 1.5; or

      (e) a claim made against the Company by Goldman Sachs pursuant to the engagement letter made between Sellers, Goldman Sachs International and the Company or otherwise except that Sellers shall have no liability pursuant to this Section 7.1.1(e) for any claim made by MT Investors, Inc. or any of its subsidiaries or Affiliates against Goldman Sachs.

7.1.2 Without prejudice to Purchaser's rights in respect of any breach of any of the warranties, Sellers (other than 3i and Optionholders) hereby indemnify, and agree to keep indemnified, Purchaser and the Company to the extent that either Purchaser or the Company suffer or incurs any loss, damage, expense, claim or liability including for the avoidance of doubt any diminution in the value of the shares of the Company (howsoever arising) in consequence of or arising from any of the Companies being in breach prior to Closing of any material term of its/their distribution agreements and, without prejudice to the generality of the foregoing, including in consequence of or arising from any of the Companies prior to Closing granting distribution rights to third parties in countries where any exclusive distribution arrangement exists between any of the Companies and another third party.

7.2   INTENTIONALLY DELETED

7.3   INDEMNIFICATION BY PURCHASER

      Subject to Section 7.7, Purchaser shall indemnify and hold harmless Sellers, their respective intra group successors, transferees and assigns and any person claiming by or through any of the foregoing from and against any and all Losses by the Person being paid by Purchaser as a result of any liability of such Person which gave rise to Purchaser's indemnification obligation) based upon or resulting from any of the following:

      (a) any breach by Purchaser of any of the representations and warranties made or given by Purchaser in this Agreement; or

      (b) any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement.

7.4   LOSSES

      For the purposes of this Agreement, the terms "Loss" or "Losses" shall mean each and all of the following items: losses to the extent that they relate to the value of Purchaser or the Companies, liabilities, obligations, damages (actual, punitive, consequential or other), judgments, fines, penalties, amounts paid in settlement or satisfaction of claims, Environmental Costs, reasonable costs and expenses (including, without limitation, interest which may be imposed in connection therewith), costs and expenses of investigation, actions, proceedings, demands, assessments, remediation, reasonable fees and disbursements of counsel and other experts, and the reasonable cost to the person seeking indemnification (the "Indemnified Party") of any funds properly expended (including reasonable fees and disbursements of counsel) by reason of the occurrence of any of the events enumerated in Section
      7.1 and 7.3, (as the case may be) incurred by the Indemnified Party (whether relating to claims asserted by or against third parties or to claims asserted against the party providing indemnification (the "Indemnifying Party") for charges or any other relief).

      The amount of any Loss for which indemnification is provided under Article 7 shall be computed net of any Net Insurance Proceeds received by the Indemnified Party in connection with such Loss. As used herein, the term "Net Insurance Proceeds" means the insurance proceeds received by the Indemnified Party and any retrospective premium adjustments or reimbursement obligations relating thereto and less any increase in premiums attributable thereto. Purchaser shall forthwith on bringing any claim against Sellers use reasonable endeavours to pursue any valid claim which Purchaser may have under any of Purchaser's or the Companies' insurance policies from time to time to the extent that any such insurance policy covers any fact, matter or circumstance giving rise to a claim by Purchaser against any of Sellers for breach of any representation or warranty provided that Purchaser shall not be obligated to commence proceedings against its or the Companies' insurers.

      Where any of the Companies suffers a Loss based upon, relating to or resulting from any of the matters referred to in Section 7.1(a), (b) or (c) or Section 7.2 (a) or (b) for the purposes of this Agreement Purchaser shall be deemed to have suffered the same Loss (provided that Sellers shall in no event be liable more than once in respect of the same Loss).

7.5   CLAIMS

      (a) When an Indemnified Party receives notice of any claim made by a third party ("Third-Party Claims"), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party reasonably indicating (to the extent known) the nature of such claims and the basis thereof; provided, however, that the failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless, and only to the extent that, the Indemnifying Party shall have been materially prejudiced thereby. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third-Party Claims, including its compromise or settlement, and the Indemnifying Party shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any costs or expenses of legal counsel of the Indemnified Party in connection with such defense. No compromise or settlement in respect of any Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third-Party Claims within thirty days after the date of receipt of the Indemnified Party's notice in respect of such Third-Party Claims (and any assumption by the Indemnifying Party of the defense of such claim shall constitute a legally binding admission that the Indemnifying Party admits its responsibility to indemnify the Indemnified Party therefor, subject to any applicable thresholds and limitations on liability provided for in this Agreement). If an Indemnifying Party does not, within thirty days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claims or if the Indemnifying Party gives such notice within the 30-day period but thereafter elects not to assume the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof. If the Indemnified Party assumes the defense of any Third-Party Claims because of the failure of the Indemnifying Party to do so in accordance with this
            Section 7.5, it may do so in such manner as it may deem reasonably to be appropriate, and the Indemnifying Party shall pay all reasonable costs and expenses of such defense (including settling or compromising the claim) and shall be bound by any determinations made therein. Notwithstanding the foregoing, the Indemnified Party shall have the right to assume the defense of any Third-Party Claim, including its compromise or settlement, if either (i) none of the amount for which indemnification is sought is recoverable from the Indemnifying Party because of the Basket (as defined in Section 7.7 hereof) (in which case the Indemnified Party shall be responsible for all costs and expenses thereof and shall be fully responsible for the outcome thereof), or (ii) the Basket has been exceeded by reason of other claims by the Indemnified Party against the Indemnifying Party for indemnification but the Indemnifying Party has not acknowledged in writing its obligation to indemnify the Indemnified Party with respect to such claims or has not furnished the Indemnified Party with reasonably satisfactory evidence of such Indemnifying Party's financial ability to satisfy its indemnification obligation with respect to such claims (in which case the Indemnified Party's assumption of the defense shall be without prejudice to any of its rights hereunder).

      (b) Notwithstanding Section 7.5(a), with respect to any such Third-Party Claim, the defense, negotiation and/or settlement of which the Indemnifying Party has taken control, (i) the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if (A) in the Indemnified Party's reasonable judgment, it is advisable for the Indemnified Party to be represented by separate counsel or (B) the named parties to any such Third-Party Claim include both the Indemnified Party and Indemnifying Party and the Indemnified Party reasonably determines that defences are available to it that are unavailable to, or conflict with those available to the Indemnifying Party; (ii) the Indemnified Party shall have the right and shall be given the opportunity to consult with the Indemnifying Party and to participate in the defense of such Third-Party Claim; and (iii) the Indemnifying Party shall make all reasonable efforts to minimize interference with the Indemnified Party's ability to conduct its business.

      (c) If, by reason of any Third-Party Claim relating to any matter subject to indemnification under this
            Article 7 (other than Section 7.2), a lien, attachment, garnishment or execution is placed or made upon any of the assets or properties of any Indemnified Party, the Indemnifying Party shall furnish an indemnity bond sufficient to obtain the prompt relief thereof, which shall be in addition to any other indemnity which the Indemnifying Party may be obligated to provide hereunder.

7.6   DATE FOR PAYMENT

      When an Indemnifying Party becomes liable to make any payment pursuant to Section 7,1, 7.2 or 7.3, the due date for making that payment shall be: (i) where the payment relates to a liability on the part of Purchaser or any of the Companies to pay a Third-Party Claim, the fifth Business Day prior to the date on which that amount must be paid to the third party; and (ii) in any other case, the date falling ten Business Days after the date on which the Indemnifying Party has been notified by the Indemnified Party that the Indemnifying Party has a liability for a determinable amount pursuant to Section 7,1 or 7.3. If any payment required to be made by the Indemnifying Party pursuant to Section 7,1 or 7.3 is not made by the due date, then the amount payable shall carry interest from the due date until the date when payment is actually made at the rate of interest publicly announced from time to time by Bank of Nova Scotia in London, England at its "base" rate, plus 2%.

7.7   LIMITATIONS ON INDEMNIFICATION

      (a) No claim shall be made under the provisions for indemnity under Section 7.1.1(a) or 7.3(a), respectively, until the aggregate amount of all Losses for which Purchaser or Sellers are making claims in excess of [POUND STERLING]30,000 per claim (or per group of like claims) under Section 7.1.1(a) or 7.3(b), respectively, exceeds [POUND STERLING] 400,000 (the "Basket"), whereupon the Indemnifying Party shall be liable for one hundred per cent (100%) of the Indemnified Party's Losses. The provisions of this Subsection (a) of Section 7.7 shall not apply to any claim for indemnity under Section 2.2(a) or (c), 2.3(a), 2.12, first 2 sentences of 4.2 and 4.3 provided that for the avoidance of doubt nothing herein shall be taken to subject the provisions of Article 6 to this
            Section 7.7(a).

      (b) In calculating the amount of any Losses for purposes of the Basket, the qualifications for Material Adverse Effect and materiality (or correlative meaning) included in the representations and warranties set forth in Article 2 and Article 4 shall be disregarded and have no effect on the indemnities of Sellers and Purchaser with respect to such representations and warranties, each of which is given for purposes of such indemnities as though there were no qualification for Material Adverse Effect or materiality (or correlative meaning).

      (c) The total amount of the liability together with the proper and reasonable costs of recovery of any damages for breach of any representation and warranty incurred by or on behalf of Purchaser of each of the parties hereto shall be limited as follows:

            (i) in the case of Sellers other than 3i and Optionholders, liability for damages for breach of any representation and warranty, the indemnities set out at Sections 6.2, 7.1.1(c),
                  (d) and (e) and Section 7.1.2 shall, except in the case of fraud or wilful non-disclosure, be limited to the amount of the Initial Purchase Price plus the Deferred Purchase Price received by each Seller;

            (ii) in the case of 3i, liability for damages for breach of any representation and warranty provided in this Agreement by 3i shall, except in case of fraud or wilful non-disclosure, be limited to the amount of the Initial Purchase Price plus the amount of the Deferred Purchase Price, in each case as received by 3i; and

            (iii) in the case of Optionholders, liability for
                  damages for breach of any representation and warranty provided in this Agreement by Optionholders shall, except in case of fraud or wilful non-disclosure, be limited to the amount of the Initial Purchase Price plus the amount of the Deferred Purchase Price received by Optionholders; and

            (iv) in the case of Purchaser, liability for damages for breach of any representation and warranty shall, except in the case of fraud or wilful non-disclosure, be limited to an amount equal to the Initial Purchase Price plus the Deferred Purchase Price, if any, paid by Purchaser to Sellers.

      (d) Save in the case of fraud or wilful concealment, none of Sellers shall be liable for any claim unless Sellers' Representative shall have received from Purchaser written notice containing details of the claim in reasonable detail including Purchaser's estimate of the amount thereof (on a without prejudice basis):

            (i) in the case of a claim in respect of any of the representations or warranties other than the warranties set out in Section 2.9, and the indemnities set out at Sections 7.1.1(c) and
                  (e) and Section 7.1.2 on or before 30 June
                  1999; and

            (ii)  in the case of a claim pursuant to Section
                  6.2(a) or the representations or warranties in
                  Section 2.9 on or before 31 March 2004.

            Any claim (other than a claim under Section 6.2(a) or the representations or warranties set out in Section 2.9) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within 12 months of notification to Sellers' Representative in accordance with this section.

            In respect of any matter which is the subject of a claim (other than a claim under Section 6.2(a) or the representations or warranties set out in Section 2.9) and which is capable of remedy, none of Sellers shall be liable for such claim unless Purchaser shall have given Sellers' Representative twenty-eight (28) days' notice in writing within which to remedy the same and Sellers shall have failed to do so within the said twenty-eight (28) day period.

      (e) The liability in respect of all claims under this Agreement against the Trustees (as defined in Exhibit
            A) who are holders of the Shares as trustees of a settlement, shall be restricted to the extent that the Trustees are entitled and able to indemnify themselves from the assets subject to the trusts of the said settlement from time to time provided that each Trustee agrees and undertakes with Purchaser that it shall not, prior to 30 June 1999, distribute any of the assets of the said trust and in the event that any trust assets are dissipated in breach of this section, the defaulting Trustee shall be liable up to the amount of the Initial Purchase Price plus the Deferred Purchase Price received by that Trustee under this Agreement. Nothing in this Section 7.7(e) shall prevent the Trustees from distributing, at any time prior to or following 30 June 1999:

            (i)   any income received from trust assets;

            (ii) the amount of any liability to Purchaser in respect of any claim or claims brought against Trustees pursuant to or in relation to this Agreement;

            (iii) any liability to pay or reimburse any Taxes
                  properly payable or reimbursable by the
                  Trustees out of capital trust assets;

            (iv)  any reasonable administrative costs and
                  expenses properly payable by the Trustees out of capital trust assets;

            (v) trust assets, up to the amount (if any) by which the value of trust assets held by the Trustees from time to time exceeds the amount of the Initial Purchase Price plus the Deferred Purchase Price received by the Trustees; and

            (vi) trust assets, where such trust assets are to be paid to a Seller, provided that such Seller shall have executed a deed acknowledging that their liability under the terms of this Agreement shall be increased by the amount of trust assets received by such Seller.

            On 30 June 1999, the Trustees shall, unless Purchaser shall have made a claim against any of Sellers in respect of a breach of any representation, warranty or any other term of this Agreement, be entitled to distribute trust assets held by them at that date in an amount equal to 50% of the value of all the assets held by the Trust at such date, provided, however, that if Purchaser shall have made any claim as set out above the Trustees shall set aside an amount which is equivalent to twice the Trustees' share (being their percentage share of the Initial Purchase Price and the Deferred Purchase Price) of the total amount of the Purchaser's claim plus a sum which the Purchaser reasonably considers it would incur in pursuing such claim on an indemnity basis (the "Set Aside Trust Assets") and the Trustees shall not be entitled to distribute the Set Aside Trust Assets until such claim is resolved. At the expiry of each 12 month period after 30 June 1999 the Trustees shall, save where Purchaser shall have made a claim against any of Sellers for breach of any representation warranty or a breach of any term of this Agreement, be entitled to distribute an additional 10% of the trust assets (determined by value) provided, however, that if Purchaser shall have made any such claim as set out above the Trustees shall not be entitled to distribute any trust assets which have become Set Aside Trust Assets until such claim is resolved.

            On 31 March 2004 the Trustees shall, save where Purchaser shall have made a claim against any of Sellers in respect of a breach of representation, warranty or breach of any of the terms of this Agreement, be entitled to distribute all remaining trust assets provided, however, that if Purchaser shall have made any such claim as set out above the Trustees shall not be entitled to distribute any trust assets which have become Set Aside Trust Assets until such claim is resolved.

      (ee) Notwithstanding any other provision in this Agreement, nothing in this Agreement shall impose any personal liability on any Trustee provided that the provision in this sub-clause (ee) shall cease to have effect if at any time following Closing the Trustee acts or omits to act in a manner that constitutes a breach of trust under the relevant Trust.

      (f) Purchaser shall and shall procure that each of its subsidiaries, any holding company of Purchaser and any subsidiary of any such holding company ("Purchaser's Group") shall promptly reimburse to Sellers (or to such of Sellers who have paid) all amounts (not exceeding the aggregate sum paid by Sellers or such of Sellers as aforesaid) in respect of any claim paid by Sellers in respect of any claim which is subsequently recovered by Purchaser or of any of Purchaser's Group as the case may be from any third party.

      (g) Purchaser shall only be entitled to recover once for a loss suffered as a result of a single act or omission which constitutes a breach of one or more of the representations and warranties or Section 6.2(a) of this Agreement.

      (h) Purchaser acknowledges that in entering into this Agreement it is relying on the representations and warranties set out in this Agreement and not upon any other warranties, undertakings or representations of any description given or made by or on behalf of any of Sellers, Sellers' solicitors or other agents or advisers.

      (i) Sellers shall not be liable in respect of any claim for breach of a representation or warranty

            (i) to the extent that any such claim arises or is increased as a result of:

                  (A) any change in rates of tax made after the Closing Date or of any change in law, regulation, directive or requirement, or the practice of any tax authority, occurring after the Closing Date; or

                  (B) any change after the Closing Date in any accounting policy, any tax reporting practice, or the length of any accounting period for tax purposes, of any member of the Group;

            (ii) which would not have arisen but for any act, matter or thing done or omitted to be done after Closing by the Company or any of the Subsidiary Companies otherwise than in the ordinary course of business or pursuant to a legally binding commitment entered into prior to Closing;

            (iii) to the extent that provision or reserve is
                  specifically made for the matter giving rise to the claim in the Balance Sheet;

      (j) The sole remedy for any breach of any of the Warranties or any other breach of this Agreement by Sellers or any event giving rise to liability on Sellers under Section 6.2(a) shall save in the case of fraudulent misrepresentation be an action for damages and Purchaser shall not save in the case of fraudulent misrepresentation be entitled to rescind this Agreement.

      (k) No claim shall be made under warranty 2.14(a)(x) where Purchaser or the Companies (acting under the direction of Purchaser):

            (i) shall have commenced legal proceedings against any third party without obtaining the prior written consent of Sellers; and

            (ii) the Companies are held by the Court in the course of those proceedings to infringe the intellectual property rights of the third party.

      (l)   Nothing in this Section 7.7 shall restrict
            Purchaser's duty to mitigate any loss.

7A.   ENVIRONMENTAL INDEMNITY

      DEFINITIONS
      -----------

      Environmental Expert    an environmental consultant agreed
                              on by the relevant Indemnified
                              Party and the relevant Indemnifying
                              Party or in the absence of
                              agreement and on application by
                              either the relevant Indemnified
                              Party or the relevant Indemnifying
                              Party as appointed by the President
                              of the Royal Institution of
                              Chartered Surveyors who shall act
                              as an expert and not as an
                              arbitrator and whose costs shall be
                              paid by the relevant Indemnifying
                              Party and/or the relevant
                              Indemnified Party or
                              proportionately by each as the
                              Environmental Expert shall
                              determine

      Environmental
      Indemnity               the environmental indemnity contained
			      in Article 7A

      Environmental           seven years from the date of this
      Indemnity Period        Agreement

      Environmental Law       has the meaning given to that
                              phrase in Section 2.16

      Environmental Losses    means:

                              (i)   all and any liabilities,
                                    costs (including without
                                    limitation, investigation
                                    costs), claims, damages,
                                    expenses (including
                                    reasonable professional
                                    expenses), penalties or fines
                                    ("Environmental Costs")
                                    incurred (A) as a consequence
                                    of any governmental,
                                    administrative, criminal or
                                    civil proceedings or (B) as
                                    the result of any order or
                                    instruction of any regulatory
                                    authority under Environmental
                                    Law;

                              (ii)  any such Environmental
                                    Costs incurred pursuant to
                                    agreement of the relevant
                                    Indemnified Party and the
                                    relevant Indemnifying Party
                                    or failing agreement pursuant
                                    to the determination of the
                                    Environmental Expert as
                                    Environmental Costs
                                    reasonably incurred to
                                    prevent or mitigate the risk
                                    of Environmental Losses
                                    otherwise being incurred
                                    within the Environmental
                                    Indemnity Period;

                              (iii) any such Environmental
                                    Costs reasonably incurred in
                                    making a claim under the
                                    Environmental Indemnity;

                              (iv)  any such Environmental
                                    Costs reasonably incurred in
                                    pursuing any claim or
                                    recovery of costs against
                                    environmental regulators or
                                    third parties.

      Existing Personal
      Property                any personal property owned
                              or used by any of the Group
                              Companies at the date of this
                              Agreement which is subject to
                              Environmental Laws.

      Property Contamination  all and any Environmental Losses
      Liabilities             arising from or originating from
                              Hazardous Materials (as defined in
                              Section 2.16 of this Agreement)
                              which are present in, at, on or
                              under, migrating to or emanating
                              from:

                              (i)   any of the Real Properties
                                    as at the Closing Date; or

                              (ii)  any offsite facility or
                                    location used on or prior to
                                    the Closing Date for the
                                    storage, treatment or
                                    disposal of Hazardous
                                    Materials from any Real
                                    Property

      Relevant                 (a)  from the date of this Agreement
      Indemnification               to two years from the date of
      Percentage                    this Agreement, one hundred per
                                    cent (100%)

                               (b)  from two years and one
                                    day from the date of this
                                    Agreement to three years from
                                    the date of this Agreement,
                                    eighty-four per cent (84%)

                               (c)  from three years and
                                    one day from the date of this
                                    Agreement to four years from
                                    the date of this Agreement,
                                    sixty-seven per cent (67%)

                               (d)  from four years and one
                                    day from the date of this
                                    Agreement to five years from
                                    the date of this Agreement,
                                    forty-five per cent (45%)

                               (e)  from five years and one
                                    day from the date of this
                                    Agreement to six years from
                                    the date of this agreement,
                                    thirty-four per cent (34%)

                               (f)  from six years and one
                                    day from the date of this
                                    Agreement to seven years from
                                    the date of this Agreement,
                                    seventeen per cent. (17%)

                               (g)  and for the avoidance
                                    of doubt, from seven years,
                                    nil per cent. (0%)

                               the Relevant Indemnification
                               Percentage in each case being
                               determined in respect of each claim
                               as of the time at which notice of
                               the claim is given under Section
                               7.5(a).

      Residual Liabilities     all and any Environmental Losses
                               incurred by any of the Companies or
                               the Indemnified Parties before or
                               after the date of this Agreement in
                               respect of or in connection with:

                               (i)  any freehold or leasehold
                                    property at any time owned
                                    leased occupied or used by
                                    any of the Group Companies
                                    other than the Real Property
                                    and in respect of or in
                                    connection with any personal
                                    property owned or used by
                                    any of the Group Companies
                                    other than the Existing
                                    Personal Property; or

                               (ii) any offsite facility or
                                    location used for the
                                    storage, treatment or
                                    disposal of Hazardous
                                    Materials from any real
                                    property currently or
                                    formerly owned, leased or
                                    operated by any of the Group
                                    Companies (or any
                                    predecessors thereof) other
                                    than the Real Property

7A.1 Sellers other than 3i and Optionholders ("Indemnifying Parties") shall jointly and severally indemnify and hold harmless Purchaser and its directors, employees, shareholders, any intra-group successors, transferees and assigns and any person claiming by or through any of the foregoing ("Indemnified Parties") and keep them indemnified and held harmless against the Relevant Indemnification Percentage of the Residual Liabilities and against the Relevant Indemnification Percentage of the Property Contamination Liabilities.

7A.2 The provisions of Section 7.7 (a) shall apply to any claim under the Environmental Indemnity for Residual Liabilities or for Property Contamination Liabilities as if for the purposes of that Section the amount of such claim was regarded as a Loss and the claim was a claim under Section
      7.1.1 (a).

7A.3 The provisions of Section 7.7 (c) (i) shall apply to any claim under the Environmental Indemnity for Residual
      Liabilities or for Property Contamination Liabilities as if for the purposes of that Section the claim was regarded as a claim for liability for damages for breach of any representation and warranty.

7A.4  The Sellers shall not be liable under this Environmental
      Indemnity:

      (a) unless the Purchaser has given notice to the Sellers under Section 7.5(a) as applied by Section 7A.6 within the Environmental Indemnity Period

      (aa) unless the claim is made in relation to legal proceedings or formal regulatory action taken, received by, served on or implemented against the Indemnified Parties or any one of them (or which would have been expected to be so taken, received by, served on or implemented but for any Environmental Costs expended within paragraph (ii) of the definition of Environmental Losses within the Environmental Indemnity Period) which if uncontested would result (or if taken, received by, served on or implemented would have been expected to have resulted) in a legal obligation binding on the relevant Indemnified Party whereby the relevant Indemnified Party would incur or would be expected to incur Environmental Losses within 8 years of this Agreement.

      (b) if a claim is made in respect of the use of any Real Property for a purpose dissimilar to that for which it is used as of the Closing Date, for the proportion of the claim which exceeds that which would have been suffered or sustained by Indemnified Parties had the relevant Real Property continued to be used for that purpose or a purpose similar to the existing purpose as of the Closing Date

7A.5 Indemnifying Parties shall pay and reimburse any amount due under Section 7A.1 to Indemnified Parties within 21 days of written demand.

7A.6 Section 7.5 shall apply mutatis mutandis to claims made under this Section 7A save that Section 7.5(a) shall apply in respect of any matter giving rise to a claim under this Environmental Indemnity as if such matter was a Third Party Claim within the meaning of Section 7.5(a) and save to the extent that the provisions of Section 7.5 shall be inconsistent with this Article 7A.

7A.7 No Indemnified Party shall, without the written consent of the Indemnifying Party, notify any regulatory authority under Environmental Law of any environmental matter which is reasonably in the opinion of the Indemnified Party at that time capable of giving rise to liability under this Environmental Indemnity or notify any third party who may in the reasonable opinion of the Indemnified Party at the time may have a claim against the Indemnified Party in respect of any such environmental matter, provided always that this shall not prevent the Indemnified Party revealing any matter, act or circumstance:

      (i) to its professional advisers so as to enable such advisers to perform the duties expected of them; and

      (ii) to the extent that the Indemnified Party shall be under any legal obligation to do so.

7A.8 If and to the extent that the amount of any liability in respect of which the Indemnified Party has recovered under this Agreement is reduced by whatever means at any time subsequent to notice of the claim having been given to the Indemnifying Party, whether by virtue of any recovery or contribution received by the Indemnified Party from any third party (including any insurer of the Indemnified Party) or otherwise, the Indemnifying Party's liability to the Indemnified Party under this Agreement shall be reduced accordingly and the Indemnified Party shall as soon as reasonably practicable notify the Indemnifying Party of the reduction in writing and forthwith upon receipt of the same pay the amount of such reduction to the Indemnifying Party.

7A.9 The Indemnified Parties shall unless the Indemnifying Party provides otherwise in writing enforce or pursue any indemnities or remedies subject to the Indemnified Party being indemnified to its reasonable satisfaction against all costs that it may incur in respect thereof which the Indemnified Parties or any of them may have in respect of the relevant claim against any reasonably identifiable third party against whom the Indemnified Party having taken legal advice has a greater than 50% chance of success as indicated by such legal advice.

7A.10 The Indemnifying Party shall not be liable under this
      Article 7A to the extent that any relevant claim arises as a result of or to the extent that the costs, expenses, losses or claims have been aggravated or increased by the Indemnified Parties or any of them or by any third parties after the Closing Date save to the extent that such aggravation or increase is caused by the carrying out of actions incurring Environmental Losses within the meaning of paragraph (ii) of the definition of Environmental Losses.

7A.11 The Indemnifying Party shall not be liable under this
      Article 7A to the extent that at any time after the Closing Date Environmental Losses are incurred or should properly have been incurred as part of routine maintenance and upkeep of the Indemnified Parties' business not involving material capital expenditure or as part of any routine expenditure relating to any item or product in satisfaction of day to day compliance obligations after the Closing Date.

      ARTICLE 8

      MISCELLANEOUS

8.1   SELLERS' REPRESENTATIVE

      (a) By the execution and delivery of this Agreement, each of Sellers other than 3i hereby appoints Ivan Beswick, Alan Dearman and Andrew Lock and each of them as a Sellers' Representative and authorizes and empowers each Sellers' Representative as such Seller's true and lawful agent and attorney-in-fact to act, individually, in the name, place and stead of such Seller with respect to this Agreement, as the same may be from time to time amended, and with respect to the transfer of such Seller's Shares to Purchaser pursuant hereto, and to do or refrain from doing all such acts and things of an administrative nature as such Sellers' Representative shall deem necessary or appropriate in order to effect the terms of this Agreement or any of the transactions contemplated hereby, including, without limitation, the power:

            (i) to receive, hold, and deliver to Purchaser the certificates evidencing the Shares accompanied by executed stock powers, signature guarantees, and any other documents relating thereto on behalf of such Seller;

            (ii) to receive and give a valid receipt for the Closing Payment;

            (iii) to vary, amend or waive any provisions of this
                  Agreement;

            (iv) to act for such Seller with regard to all indemnification matters referred to in this Agreement, including, without limitation, the power to acknowledge responsibility for any claim and the power to compromise any claim on behalf of such Seller; and

            (v) to receive all demands, notices or other communications directed to such Seller under this Agreement and to do or refrain from doing any further act or deed on behalf of such Seller which such Sellers' Representative deems necessary or appropriate.

      (b) The appointment of each Sellers' Representative shall be deemed coupled with an interest and shall be irrevocable until the later of 30 June 1999 and the date when any claim made by Purchaser prior to 30 June 1999 shall have been resolved, settled or withdrawn or deemed to have been withdrawn, at which date such appointment shall automatically terminate, and Purchaser and any other person may conclusively and absolutely rely, without inquiry, upon any action of any of Sellers' Representatives in accordance with this Article as the act of Sellers in all matters referred to in this Agreement. Each of Sellers hereby ratifies and confirms all that any Sellers' Representative shall do or cause to be done by virtue of his appointment as Sellers' Representative of such Seller. Each of Sellers' Representatives shall act for all Sellers on all of the matters set forth in this Agreement in the manner such Sellers' Representative believes to be in the best interest of Sellers and consistent with their obligations under this Agreement, but none of Sellers' Representatives, Purchaser or any of the Companies shall be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by any Sellers' Representative of his duties under this Agreement, except, in the case of a Sellers' Representative, for loss or damage arising from wilful violation of law or negligence in the performance of his duties hereunder. Each Seller may deliver to any of Sellers' Representatives, for payment to Purchaser upon two Business Day's prior written notice any amount owing by such Seller to Purchaser under this Agreement, but nothing herein shall be construed as holding any Sellers' Representative liable to Purchaser for any amount such Seller does not deliver to Sellers' Representatives and for which Sellers' Representative is not otherwise liable in their capacity as Sellers.

      (c) In the event of the death or incapacity of any of Sellers' Representatives, the survivors or survivor shall become the sole Sellers' Representative(s). In the event of the death or incapacity of all three of Sellers' Representatives, Sellers agree to appoint a successor within the thirty day period immediately following the date of the death or incapacity of the last surviving Sellers' Representative, and such successor shall either be a Seller or any other Person reasonably acceptable to Purchaser, who shall agree in writing to accept such appointment in accordance with the terms hereof. The appointment of a successor Sellers' Representative pursuant to this
            Section 8.1 shall be promptly notified to Purchaser.

      (d) Sellers agree that Purchaser may rely on the provisions of this Section 8.1 in dealing with any Sellers' Representative on behalf of any of Sellers. Purchaser shall not be bound by, and its rights shall not be limited by, any agreement among Sellers in this Section 8.1.

      (e) Each of Mr. Beswick, Mr. Lock and Mr. Dearman hereby acknowledges and agrees to act as Sellers'
            Representative, upon the terms and conditions set forth above and in accordance with this Agreement.

8.2   SURVIVAL

      All representations and warranties made by the parties herein shall survive as provided in Section 7.7(d). Save as set out in Article 7 all covenants and agreements made and given by the parties herein shall survive indefinitely.

8.2   PUBLIC DISCLOSURE

      Each of Sellers and Purchaser agree that no press release or similar public announcement or communication will be made or caused to be made by him or it concerning the execution or performance of this Agreement or any transaction contemplated hereby unless specifically approved in advance and in writing by Purchaser in the case of a communication by any of Sellers or Companies and by Sellers' Representative in the case of a communication by Purchaser; provided, however, that Purchaser may make any public announcement required by applicable Law or which Purchaser deems prudent on advice of counsel and in light of the disclosure obligations applicable to it as a reporting corporation in the United States.

8.3   ASSIGNMENT

      Any party may assign its rights and obligations under this Agreement, but no such assignment shall relieve such party of its obligations under this Agreement nor shall any such assignment have the effect of increasing the liability of Sellers under this Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

      Purchaser agrees to provide Sellers with reasonable notice of any proposed assignment under this Agreement.

8.4   ENTIRE AGREEMENT

      This Agreement and the Exhibits and Schedules (including the Disclosure Documents) attached hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. It is agreed that: (i) no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement; (ii) no party shall have any remedy in respect of misrepresentation or untrue statements made by any other party unless and to the extent that a claim lies for breach of warranty under this Agreement; and
      (iii) this clause shall not exclude any liability for fraudulent misrepresentation.

8.5   AMENDMENT AND MODIFICATION

      This Agreement and any of the terms contained herein may only be amended or modified by Sellers' Representative and Purchaser in writing.

8.6   WAIVER

      Either Sellers' Representative or Purchaser may:

      (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;

      (ii) waive any inaccuracies in the representations and warranties contained herein or in any other document delivered pursuant hereto which are intended to benefit it; or

      (iii) waive compliance with any of the agreements or conditions contained herein or in any other documents delivered pursuant hereto and which are intended to benefit it.

      Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing by the party granting the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.

8.7   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

8.8   REFERENCE

      The table of contents and the section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9   NOTICES

      All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

      if to any of Sellers to: any Sellers' Representative at the

      address given for such person in Exhibit A.

      with a copy to each of the other Sellers at the addresses

      given in Exhibit A



      if to the Company, to: Safeline Limited

      510 Montford Street

      Salford M5 2SN

      Great Britain

      Attention of:



      with a copy to:

      Chaffe Street (Ref: Tom Burton)

      Brook House

      70 Spring Garden

      Manchester M2 2BQ

      (Facsimile: 0161 228 6862)



      if to Purchaser, to:  Robert F. Spoerry

      Mettler-Toledo, Inc.

      Im Langacher

      CH-8606 Greifensee,

      Switzerland

      Fax No:  41-1-942-22-55



      with a copy to:  Simon McLeod, Esq.

      S.J. Berwin & Co.

      222 Grays Inn Road

      London WC1X 8HB

      Fax No: 0171 533 2000


      with a copy to:  Sanford Krieger, Esq.

      Fried, Frank, Harris, Shriver & Jacobson

      One New York Plaza

      New York, NY 10004

      Fax No:  (212) 859-8587


      Any notice given by mail or by facsimile transmission, receipt of which is confirmed by a facsimile transmittal sheet, shall be effective when received. Any notice given by Purchaser to Sellers pursuant hereto shall be deemed given also to each of the Companies.

8.10  GOVERNING LAW; CONSENT TO JURISDICTION

      (a) This Agreement shall be governed by and construed in accordance with the laws of England, without regard to the conflicts of laws provisions thereof.

      (b) Any suit, claim, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or for the enforcement of any judgment or order entered by any court in respect thereof, may be brought in the English Courts, and each party hereto hereby submits to the exclusive jurisdiction of such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
            This consent to jurisdiction is being given solely for purposes of this Agreement and the agreements executed in connection herewith and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

      (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in
            Section 8.10(b) above by the mailing of a copy thereof in the manner specified by the provisions of this Section 8.10.

8.11  GROSSING-UP OF PAYMENT

      All sums payable by Sellers pursuant to this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by any applicable law provided that Sellers shall in no circumstance be required to pay by this clause any amount exceeding the amounts specified for each Seller in Section 7.7(c) and (e). If any deductions or withholdings are required by law to be made from any of the sums payable by Sellers pursuant to this Agreement, (i) Sellers shall (except in the case of interest) deduct or withhold such sums as are required to be deducted or withheld from such sum and any additional sum described in (ii) and pay such sums owed to the appropriate Taxing Authority and (ii) Sellers shall be obliged to pay to the recipient such an additional sum as will, after any deduction or withholding required by law to be made from such additional sum has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If Tax is payable on any sum paid by Sellers to the recipient pursuant to this Agreement, the sum otherwise so payable shall be grossed up by such amount as will ensure that, after payment of any Tax charged on or in respect of such payment, the recipient receives and retains a sum equal to that which would otherwise be payable pursuant to this Agreement.

8.12  ADJUSTMENT TO PURCHASE PRICE

      To the extent permitted by applicable Law, any payment by Purchaser or Sellers under Article 6, 1.2A or Article 7 or in respect of the warranties shall be treated by Purchaser and Sellers as an adjustment to the Initial Purchase Price.

8.13  LIMITATIONS ON THE REPRESENTATIONS AND WARRANTIES OF
      SELLERS

      Notwithstanding anything herein to the contrary, representations and warranties made by Sellers, or by any of them, shall be subject to:

      (a) any matters stated in this Agreement or in any document referred to therein and for the avoidance of doubt a disclosure against any one or more warranty statements will constitute disclosure of such fact or matter against all of the warranties set out in this Agreement;

      (b)   the information in the disclosure documents
            ("Disclosure Documents") listed in Schedule 8.13 of this Agreement, copies of which have been provided to Purchaser or its advisers;

      (c) all matters appearing on the microfiche file at the Companies Registry for England and Wales on 29 May
            1997 in respect of the Company;

      (d) in relation to Real Property (excluding Real Property to the extent that representations and warranties affect both Real Property and Environmental Matters):

            (i) any information which would be revealed upon an inspection or search (whether or not made) of any document, register or record which may be inspected by the public and maintained by, or information which is available upon enquiry (whether or not made) of, or otherwise from, HM Land Registry, HM Land Charges Registry or any register of local land charges; and

            (ii) any matter which would be revealed upon an inspection (whether or not made) of the office copies of the registered titles, conveyances, transfers, leases or other title deeds comprised in the Disclosure Documents;

      provided, however, that such matters or information will be treated as qualifying or limiting the application of any representation and warranty only to the extent that it constitutes fair disclosure.

8.14  ILLEGALITY

      In the event that any provision in this Agreement shall be invalid, illegal or unenforceable, to the extent permitted by applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.15  SELLERS' KNOWLEDGE

      (a) Whenever used in this Agreement, "to Sellers' knowledge", "to the knowledge of Sellers," "Sellers are aware" or "known to Sellers" or similar language shall be deemed to include, in addition to the actual knowledge or awareness of any of Sellers, such knowledge or awareness as would have been acquired following due and careful inquiry of the other management of the Company in relation to the subject matter of the warranties.

      (b) Any information supplied by the Companies, their officers or employees to Sellers, their agents, representatives or advisers in connection with, or to form the basis of, any representation or warranty or any matter covered in the representations or warranties or for any other reason shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to Sellers and shall not constitute a defence to Sellers against any claim made by Purchaser. Sellers waive any and all claims against the Companies, their officers or employees in respect of any information so supplied save in respect of any right of contribution available as between Sellers as joint and several obligors under this Agreement.

8.17  SPECIFIC PERFORMANCE; REMEDIES

      Each Seller, on the one hand, and Purchaser, on the other hand, acknowledges that the other will be irreparably harmed and will have no adequate remedy at law if such party fails to perform any of its obligations under this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available, the parties shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, any covenants and other agreements of the other party contained in this Agreement. Any remedy conferred on any party hereto under this Agreement for breach or threatened breach of this Agreement shall be in addition and without prejudice to any other rights and remedies available to it and the exercise or failure to exercise any remedy shall not constitute a waiver by any party of any of its other rights and remedies.

      -----------------------------------

      IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.


                               METTLER-TOLEDO INC.

                               By: /s/   William P Donnelly
				   ------------------------------
                                   Name:  William P Donnelly

                                   Title: Chief Financial Officer

                               SAFELINE HOLDING COMPANY

                               By: /s/   Lukas Braunschweiler
				   ------------------------------
                                   Name:  Lukas Braunschweiler

                                   Title: Chairman



                               SAFELINE LIMITED

                               By: /s/  Alan Dearman
				   ------------------------------
                                   Name:  Alan Dearman
                                   Title:  Director


                                   /s/  Andrew Lock
				   ------------------------------
                                   Name:  Andrew Lock
                                   Title:  Director


                                   /s/  I Beswick
				   ------------------------------
                                   I Beswick


				   /s/  A D Dearman
                                   ------------------------------
                                   A D Dearman


				   /s/  P J Davis
				   ------------------------------
                                   P J Davis


				   /s/  A P Lock
				   ------------------------------
                                   A P Lock


				   /s/  K Ives
				   ------------------------------
                                   K Ives


				   /s/  C J Sykes
				   ------------------------------
                                   C J Sykes


				   /s/  I Schofield
				   ------------------------------
                                   I Schofield


				   /s/  Andrew Jonathan Conder as attorney for
				   -------------------------------------------
                                   Pannell Kerr Forster
                                   Trustee Co Ltd
                                   as Trustee of the Dearman
                                   Trust dated 15 March 1991


				   /s/  Andrew Jonathan Conder as attorney for
				   -------------------------------------------
                                   Pannell Kerr Forster
                                   Trustee Co Ltd
                                   as Trustee of the Ivan
                                   Beswick Trust dated 15th
                                   March 1991



				   ------------------------------
                                   Pannell Kerr Forster
                                   Trustee Co Ltd as Trustee
                                   of the Ivan Beswick Trust
                                   dated 15th March 1991



				   /s/  Andrew Jonathan Conder as attorney for
				   -------------------------------------------
                                   R &H Trust Co (Jersey)
                                   Limited as Trustee of the
                                   Peter John Davis Offshore
                                   account dated 13 March
                                   1987



				   /s/  Andrew Jonathan Conder as attorney for
				   -------------------------------------------
                                   Reads Trustees Ltd as
                                   Trustee of the Peter Davis
                                   1987 Settlement dated 30th
                                   September 1987


Each of the Optionholders (whose names are for the avoidance of doubt listed below) acting by their duly authorised attorney, Ivan Beswick.


/s/  Ivan Beswick
----------------------------

Duly signed by Ivan Beswick as attorney for Optionholders


                                   Nicholas J Bell

                                   Oscar Jeter

                                   Thomas Cooper

                                   Daniel J Franklewicz

                                   Harry Massey

                                   Michael Bradley

                                   Ian J Dyson

                                   Christopher Hilton

                                   David J Kirby

                                   John Parkinson

                                   Stephen V Roberts

                                   Nigel Brooks

                                   Rolf Hildenbeutel

                                   Julian Jackson

                                   Brian Needham

                                   David Blythe

                                   Alice DeJarnette

                                   Daniel Karpy

                                   Charles Larkin

                                   Roy Wiley

                                   Anthony Hope-Ross

                                   Burton Lee Hosey II

                                   Milo Grabow

                                   Angelo Rumore

                                   Philip Goldthorpe

                                   Dominic Fitzsimmons

                                   Adrian Hill

                                   Christopher Hillman



                                   3i GROUP plc

                                   By:     /s/  John Russell Hogg
                                          -----------------------

                                      Name:     John Russell Hogg

                                      Title:  Authorized Signatory

                                   3i plc  -----------------------

                                      Name:     John Russell Hogg

                                      Title:  Authorized Signatory